Exhibit 10.3

CREDIT AND SECURITY AGREEMENT

among

THE HUNTINGTON NATIONAL BANK

(as Lender and issuer of Letters of Credit)

and

NET-ZERO RICHARDTON, LLC

RICHARDTON CCS, LLC, and

GEVO NORTH DAKOTA OPERATIONS, LLC

(collectively, as Borrower)

and

NET-ZERO NORTH HOLDCO, LLC

(as Guarantor)

February 6, 2026

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	General Terms	1
1.2	Rules of Interpretation	26
1.3	Accounting Terms	27
1.4	Rounding	27
1.5	Rates	28

ARTICLE 2 ADVANCES, PAYMENTS		28
2.1	Revolving Loans	28
2.2	Procedure for Borrowing Advances	28
2.3	Disbursement of Loan Proceeds	29
2.4	Repayment of Loans	29
2.5	Mandatory Reduction or Prepayment of Loans	30
2.6	Statement of Account	30
2.7	Letters of Credit	30
2.8	Issuance of Letters of Credit	30
2.9	Reimbursement of Letters of Credit	31
2.10	[Reserved]	32
2.11	Additional Payments	32
2.12	Use of Proceeds	32
2.13	Joint and Several Obligations of Loan Parties	33
2.14	Borrower Representative	34

ARTICLE 3 INTEREST AND FEES		34
3.1	Interest	34
3.2	Letter of Credit Fees	35
3.3	Unused Facility Fee	35
3.4	Collateral Fees	35
3.5	Initial Closing Fee	35
3.6	Computation of Interest and Fees; Restatement; Conforming Changes	36
3.7	Maximum Charges	36
3.8	Increased Costs	36
3.9	Taxes	37
3.10	Illegality; Inability to Determine Rates	40
3.11	Effect of Benchmark Transition Event	41
3.12	Survival	42

ARTICLE 4 COLLATERAL; SECURITY AGREEMENT		42
4.1	Security Interest in the Collateral	42
4.2	Perfection of Security Interest	43
4.3	Dominion of Funds, Lockbox, and Deposit Accounts	43
4.4	Preservation and Disposition of Collateral	44
4.5	Ownership of Collateral	45
4.6	Defense of Lender’s Interests	45
4.7	Books and Records	45
4.8	[Reserved]	45
4.9	Compliance with Laws	46
4.10	Inspection of Premises; Appraisals	46
4.11	Insurance	46
4.12	Failure to Pay Insurance	47
4.13	Payment of Taxes	47
4.14	Payment of Leasehold Obligations	47
4.15	Accounts Receivable	47

i

4.16	Maintenance of Equipment	49
4.17	Exculpation of Liability	49
4.18	Environmental Matters	49
4.19	Financing Statements	50
4.20	Commercial Tort Claims	50
4.21	Pledged Securities	50

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		52
5.1	Authority	52
5.2	Formation and Qualification; Subsidiaries	52
5.3	Officers, Members, Capitalization	52
5.4	Governmental Approvals; No Conflicts	52
5.5	Tax Returns	52
5.6	Financial Statements	53
5.7	Organization Name	53
5.8	OSHA and Environmental Compliance	53
5.9	Solvency; No Litigation, No Violation, ERISA	54
5.10	Patents, Trademarks, Copyrights and Licenses	54
5.11	Licenses and Permits	54
5.12	Default of Indebtedness	55
5.13	No Burdensome Restrictions; No Default	55
5.14	No Labor Disputes	55
5.15	Margin Regulations	55
5.16	Investment Company Act	55
5.17	Disclosure	55
5.18	Material Business Agreements	55
5.19	Application of Certain Laws and Regulations	55
5.20	Business and Property of the Loan Parties	55
5.21	Anti-Corruption Laws and Sanctions	56
5.22	Beneficial Ownership Certificate	56

ARTICLE 6 AFFIRMATIVE COVENANTS		56
6.1	Conduct of Business and Maintenance of Existence and Assets	56
6.2	Violations	57
6.3	Consolidated Fixed Charge Coverage Ratio	57
6.4	Execution of Supplemental Instruments	57
6.5	Payment of Indebtedness	57
6.6	Standards of Financial Statements	57
6.7	Taxes	57
6.8	Compliance with Anti-Corruption Laws and Sanctions	58

ARTICLE 7 NEGATIVE COVENANTS		58
7.1	Merger, Consolidation, Acquisition and Sale of Assets	58
7.2	Creation of Liens	58
7.3	Guarantees	58
7.4	Investments	58
7.5	Loans	59
7.6	[Reserved]	59
7.7	Dividends, Distributions and Restricted Payments	59
7.8	Indebtedness	60
7.9	Nature of Business	61
7.10	Transactions with Affiliates	61
7.11	[Reserved]	61
7.12	Subsidiaries; Partnerships	61
7.13	Fiscal Year and Accounting Changes	61

7.14	Pledge of Credit	61
7.15	Amendment of Charter Documents	61
7.16	ERISA	61
7.17	Prepayment of Indebtedness	62
7.18	Purchase of Equity Interests	62
7.19	Modification of Material Business Agreements	62

ARTICLE 8 CONDITIONS PRECEDENT		62
8.1	Conditions to Initial Loans	62
8.2	Conditions to Each Advance	64
8.3	Post Closing Items	65

ARTICLE 9 INFORMATION AS TO THE LOAN PARTIES		65
9.1	Disclosure of Material Matters	65
9.2	Schedules and Certificates	66
9.3	Litigation	66
9.4	Material Occurrences	66
9.5	Annual Financial Statements	67
9.6	Monthly Financial Statements	67
9.7	Additional Information	67
9.8	Projected Operating Budget, Availability Forecast	68
9.9	Notice of Suits, Adverse Events	68

ARTICLE 10 EVENTS OF DEFAULT		68
10.1	Payment of Obligations	68
10.2	Payment of Reductions or Mandatory Prepayments	68
10.3	Misrepresentations	68
10.4	Failure to Furnish Information, Schedules, Certificates	68
10.5	Liens Against Assets	69
10.6	Breach of Covenants	69
10.7	Judgment	69
10.8	Insolvency and Related Proceedings	69
10.9	Guarantor Default	69
10.10	Material Adverse Effect	69
10.11	Loss of Priority Lien	69
10.12	Breach of Material Business Agreements	69
10.13	Cross Default; Cross Acceleration	70
10.14	Change of Control	70
10.15	Invalidity of Loan Documents	70
10.16	Loss of Material Intellectual Property	70
10.17	Loss of Material Authorizations	70
10.18	Destruction of Collateral	70
10.19	Business Interruption	70

ARTICLE 11 LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT		71
11.1	Rights and Remedies	71
11.2	Lender Discretion	71
11.3	Setoff	71
11.4	No Waiver; Cumulative Remedies; Notice Waiver	71
11.5	Appointment of Receiver	72
11.6	Term Loan Intercreditor Agreement	72

ARTICLE 12 WAIVERS AND JUDICIAL PROCEEDINGS		72
12.1	Waiver of Notice	72
12.2	Delay	72
12.3	Jury Waiver	72

ARTICLE 13 EFFECTIVE DATE AND TERMINATION		72
13.1	Term	72
13.2	Termination	73

ARTICLE 14 MISCELLANEOUS		73
14.1	Governing Law	73
14.2	Entire Understanding	74
14.3	Successors and Assigns	74
14.4	Application of Payments	74
14.5	Payments Set Aside	74
14.6	Notice	74
14.7	Survival	75
14.8	Severability	75
14.9	Expenses	76
14.10	USA PATRIOT Act	77
14.11	Injunctive Relief	77
14.12	No Liability	77
14.13	Counterparts; Electronic Signatures	77
14.14	Construction	77
14.15	Confidentiality; Sharing Information	77
14.16	Publicity	78
14.17	Conflict Clause	78

ARTICLE 15 GUARANTY		78
15.1	Guaranty	78
15.2	Guaranty of Payment	79
15.3	No Discharge or Diminishment of Guaranty	79
15.4	Defenses Waived	80
15.5	Rights of Subrogation	80
15.6	Reinstatement; Stay of Acceleration	80
15.7	Information	80
15.8	Taxes	81
15.9	Severability; Fraudulent Conveyance Matters	81
15.10	Contribution	81
15.11	Liability Cumulative	82

LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Credit and Security Agreement:

Schedule 1.1(a)	Owned Real Property
Schedule 1.1(b)	Risk Policy
Schedule 1.1(c)	Liens
Schedule 4.3	Deposit Accounts
Schedule 4.5	Inventory Locations
Schedule 4.15(c)	Loan Parties’ States of Organization and Chief Executive Offices
Schedule 4.20	Commercial Tort Claims
Schedule 5.2	Incorporation/Organization/Foreign Qualification/Subsidiaries
Schedule 5.3	Officers, Members, Capitalization
Schedule 5.9(b)	Litigation
Schedule 5.10	Patents, Trademarks, Copyrights and Licenses
Schedule 5.18	Material Business Agreements
Schedule 7.4	Investments
Schedule 7.8	Indebtedness

All Exhibits to the Credit and Security Agreement:

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Revolving Note
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Form of U.S. Tax Compliance Certificate
Exhibit D-2	Form of U.S. Tax Compliance Certificate
Exhibit D-3	Form of U.S. Tax Compliance Certificate
Exhibit D-4	Form of U.S. Tax Compliance Certificate

v

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”) has been executed and is dated as of February 6, 2026, by and between NET-ZERO RICHARDTON, LLC, RICHARDTON CCS, LLC, GEVO NORTH DAKOTA OPERATIONS, LLC, collectively, as Borrower, NET-ZERO NORTH HOLDCO, LLC, as Guarantor, and THE HUNTINGTON NATIONAL BANK, as Lender and issuer of Letters of Credit.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1            General Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Adjusted Term SOFR” means, with respect to any Interest Period, the sum of (a) Term SOFR for such Interest Period plus (b) the SOFR Adjustment; provided, that if Adjusted Term SOFR shall be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor for the purposes of this Agreement.

“Advances” means each Revolving Loan and issuance of a Letter of Credit.

“Affiliate” means as to any Person, any other Person (excluding any Foreign Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum, (c) Adjusted Term SOFR for a one-month Interest Period in effect on such day (taking into account the Floor set forth in the definition of “Adjusted Term SOFR”) plus 2.00% per annum, and (d) 3.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Anti-Corruption Laws” means, collectively, the United States Foreign Corrupt Practices Act of 1977 and all other similar anti-corruption legislation in other jurisdictions applicable to the Loan Parties.

“Applicable Base Rate Margin” means three-quarters of one percent (0.75%).

“Applicable SOFR Rate Margin” means two and three-quarters of one percent (2.75%).

“Applicable Unused Facility Fee Margin” means three-eighths of one percent (0.375%).

“Authorized Officer” means, as to any Loan Party, the president, chief executive officer, chief financial officer, vice president (legal), secretary or any other officer of such Loan Party approved by Lender in its Permitted Discretion.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.10.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.10.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Lender:

(a)            Daily Simple SOFR plus the SOFR Adjustment; or

(b)            the sum of: (i) the alternate benchmark rate and (ii) the adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Lender as the replacement for the then-current Benchmark giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining an alternate benchmark rate or adjustment (or method for calculating or determining such adjustment) for the replacement of the then-current Benchmark for Dollar-denominated credit facilities.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means a date and time determined by Lender, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.10.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means Net-Zero Richardton, LLC, a Delaware limited liability company, Richardton CCS, LLC, a Delaware limited liability company, Gevo North Dakota Operations, LLC, a Delaware limited liability company, and any other Person who may hereafter become a borrower hereunder.

“Borrower Representative” means Net-Zero Richardton, LLC, a Delaware limited liability company.

“Borrowing Base” means, in respect of Borrower at any time of determination, the sum of:

(a)	up to 90% of Borrower’s Eligible Accounts, plus

(b)	the lesser of (i) an inventory cap of $15,000,000, or (ii) the lesser of (A) up to 65% of Borrower’s Eligible Inventory, valued at the lower of cost or market, determined in accordance with GAAP on a basis consistent with Borrower’s historical accounting practices, at such time, or (B) if an appraisal (paid for by Borrower and satisfactory to Lender) is ordered and performed, the product of 85% multiplied by the Net Orderly Liquidation Value of such Eligible Inventory, minus

(c)	the aggregate sum of all Reserves then in effect.

Lender may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in determining the Borrowing Base.

“Borrowing Base Certificate” means a certificate duly executed by an Authorized Officer of Borrower Representative appropriately completed and in substantially the form of Exhibit A hereto.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which Lender is authorized or required by Law to be closed.

“Capital Expenditures” means with respect to any Person for any period determined in accordance with GAAP, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateral Account” means, with respect to Borrower, that certain commercial deposit account maintained at Lender for the purpose of collecting Borrower’s accounts and proceeds of other Collateral, (a) the funds within which, during a Full Dominion Period, shall be the sole and exclusive property of Lender and (b) in respect of which, during a Full Dominion Period, Lender shall have the irrevocable and exclusive right to withdraw funds until all of the Obligations are paid, performed, satisfied and enforced in full and the commitments of Lender to make any Advances hereunder have terminated.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the Permitted Holders shall cease to own, directly or indirectly, free and clear of all Liens (other than Liens of Lender and Term Loan Agent), fifty one percent (51%) of the outstanding voting Equity Interests of Borrower on a fully diluted basis; (b) any merger or consolidation of or with any Loan Party (unless such Loan Party is the surviving entity) or sale of all or substantially all of the property or assets of any Loan Party (unless such property or assets are acquired by another Loan Party); (c) in respect of any Person, the replacement of a majority of the directors or managers who constituted the board of directors or the managing body on the date hereof for any reason other than death or disability, and such replacement shall not have been approved by such board of directors or managing body as constituted on the date hereof; (d) Net-Zero North HoldCo, LLC shall cease to own, free and clear of all Liens or other encumbrances (other than Liens of Lender and Term Loan Agent), at least 100% of the outstanding voting Equity Interests of any existing or future Subsidiary; or (e) the occurrence of a Change of Control (as defined in the Term Loan Credit Agreement). Notwithstanding anything to the contrary, during the existence and continuance of an Event of Default (as defined in the Term Loan Credit Agreement), it is acknowledged and agreed that it shall not constitute a Change of Control hereunder if Term Loan Agent or its designees (x) own, directly or indirectly, 50.1% or more of the outstanding voting Equity Interests of Borrower or (y) have the power, directly or indirectly, to direct or cause the direction of the management or policies on a fully diluted basis of Borrower.

“Charges” means all taxes, charges, fees, imposts, levies or other assessments, in each case, in the nature of a tax, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges, in each case, in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other similar Governmental Body, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“Charter Documents” means, as to any Person (other than a natural person), the charter, certificate or articles of incorporation or organization, by-laws, certificate of formation, operating agreement, and other similar organizational or governing documents of such Person.

“Closing Date” means February 6, 2026.

“Closing Date Distribution” means a one-time non-tax distribution made in cash by Borrower or Guarantor to its equity holders within thirty (30) days of the Closing Date; provided that, immediately after giving effect to such distribution, Borrower shall have not less than $2,500,000 in cash on hand.

“Closing Date Undrawn Availability” means, as of any date of determination, an amount equal to (a) the Maximum Borrowing Amount, minus (b) the sum of (i) the Revolving Exposure, plus (ii) all amounts due and owing to Borrower’s trade creditors which are outstanding sixty (60) days or more beyond the due date (without duplication with respect to any such amount deducted from the Borrowing Base), plus (iii) fees and expenses for which Borrower is liable but which have not been paid or charged to the Loan Account.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all real and personal property owned by any Loan Party, whether now owned or existing, or hereafter arising or acquired or received by such Loan Party, wherever located, including:

(a)	all Accounts;

(b)	all Inventory;

(c)	all Equipment and Fixtures;

(d)	all General Intangibles, Payment Intangibles and Intellectual Property;

(e)	all Investment Property;

(f)            all Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository;

(g)           (i) its Goods and other personal property including all merchandise returned or rejected by Account Debtors, relating to or securing any of the Accounts; (ii) its rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lien or, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to such Loan Party from any Account Debtors relating to the Accounts; (iv) other property, including warranty claims, relating to any Goods; (v) all of such Person’s contract rights, rights of payment which have been earned under a contract right, Instruments (including promissory notes), Chattel Paper (including electronic chattel paper), Documents, warehouse receipts, letters of credit, and money; (vi) all Commercial Tort Claims (whether now existing or hereafter arising), including those described on Schedule 4.20 (Commercial Tort Claims) and on any supplement thereto received by Lender pursuant to Section 4.20, all Letter-of-Credit Rights (whether or not such Letter of Credit is evidenced by a writing), and all supporting obligations; (vii) if and when obtained by any Loan Party, all real and personal property of third parties in which such Person has been granted a Lien or security interest as security for the payment or enforcement of Accounts; and (viii) any other goods or personal property, if any, in which such Person may hereafter in writing grant a security interest to Lender hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Lender and any Loan Party;

(h)           each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any such Loan Party or in which it has an interest), computer programs, electronic media, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this definition of “Collateral”; and

(i)            all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) of this definition of “Collateral” in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

provided, that as of any date of determination, the term “Collateral” shall not include Excluded Property.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.).

“Compliance Certificate” means a compliance certificate in the form attached as Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.8 and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in such manner as Lender shall reasonably select.

“Consents” means all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on the material aspects of the Loan Parties’ business, including any Consents required under all applicable federal, state or other applicable law.

“Consolidated EBITDA” means, in respect of Borrower on a consolidated basis for any fiscal period determined in accordance with GAAP, the sum of:

(a) net income (or loss) (excluding (i) any gains or losses attributable to dispositions out of the ordinary course of business and (ii) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP), plus

(b) to the extent deducted in determining such net income (or loss),

(i)            all interest expense for such fiscal period,

(ii)           all charges against (or minus credits to) income for federal, state and local taxes for such fiscal period,

(iii)          all amounts attributable to depreciation and amortization for such fiscal period,

(iv)          any other non-cash charges, write-down, losses, or expenses (excluding any amortization of a prepaid cash item that was paid but not expensed in a previous fiscal period),

(v)           fees, costs and expenses incurred in connection with this Agreement and the other Loan Documents, including without limitation, any amendments, waivers or other modifications to any of the foregoing; provided, that the aggregate amount of such fees, costs and expenses incurred following the Closing Date which can be added to net income shall not exceed $100,000 in the applicable fiscal period,

(vi)          fees, costs and expenses incurred in connection with any transaction (whether or not consummated) permitted under this Agreement, including any issuance or offering of capital stock, any investment, any acquisition, any disposition, any payments permitted under Section 7.7, any casualty event, any recapitalization, any merger, consolidation, restructuring or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification, restatement, waiver, forbearance or other transaction cost related to Indebtedness or any similar transaction, provided, that the aggregate amount of such fees, costs and expenses which can be added to net income shall not exceed $200,000 in the applicable fiscal period,

(vii)         non-recurring charges can be added to net income in an aggregate amount that shall not exceed $500,000 in the applicable fiscal period,

minus, without duplication, all non-cash gains during such fiscal period.

“Consolidated Fixed Charge Coverage Ratio” means, in respect of Borrower on a consolidated basis for any fiscal period determined in accordance with GAAP, the ratio of (a) Consolidated EBITDA less the sum of Capital Expenditures (minus Capital Expenditures that were specifically funded by Indebtedness or specifically funded by or expected to be funded within sixty (60) days of the end of a quarter by equity contributions or inter-company loans made by Guarantor or a Capital Lease, other than a Revolving Loan), less taxes paid in cash, less dividends, distributions and permitted repurchases of Equity Interests paid in cash (other than the Closing Date Distribution), to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, in respect of Borrower on a consolidated basis for any fiscal period determined in accordance with GAAP, the sum of (a) interest expense, including the interest component of any Capital Lease, plus (b) scheduled principal payments on Indebtedness and Capital Leases.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for Dollar-denominated credit facilities; provided, that if Lender decides that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its reasonable discretion.

“Default” means an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to any Loan, a rate per annum equal to two percent (2%) per annum above the interest rate otherwise applicable to such Loan pursuant to this Agreement, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable SOFR Rate Margin plus two percent (2%) per annum and (c) when used with respect to any other Obligation, a rate per annum equal to two percent (2%) per annum above the rate applicable to Revolving Loans.

“Designated Prepayment” shall have the meaning set forth in Section 2.5(c).

“Disqualified Institution” means companies that are involved in the production or marketing of corn, ethanol, biofuel products, or CCS, including Lanzatech, Neste, Chevron, POET, GreenPlains, Cargill and ADM.

“Dollar” and the sign “$” means lawful money of the United States of America.

“Domestic Rate Loan” means any Loan that bears interest with reference to the Alternate Base Rate.

“Drawing Date” has the meaning specified in Section 2.9(a).

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Loan Parties, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Lender and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, those Accounts created by Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower under the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in its Permitted Discretion to address the results of any Collateral monitoring or any field examination performed by Lender or any consultant from time to time. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrower. Without limiting Lender’s discretion provided herein, “Eligible Accounts” shall not include any Account:

(a)           which is not subject to a first priority perfected security interest in favor of Lender;

(b)           which is subject to any Lien other than a Permitted Encumbrance that does not have priority over the Lien in favor of Lender;

(c)           with respect to which (i) is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date, whichever is earlier or (ii) which has been written off the books of Borrower or otherwise designated as uncollectible;

(d)           which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates to Borrower are ineligible;

(e)           with respect to which any covenant, representation, or warranty contained in this Agreement has been breached or is not true;

(f)            which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to Lender in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payment of interest;

(g)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by Borrower or if such Account was invoiced more than once;

(h)           with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j)            which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(k)           which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada, unless, in each case, such Account is insured by credit insurance satisfactory to Lender in its Permitted Discretion;

(l)            which is owed in any currency other than Dollars;

(m)          which is owed by (i) any Federal, state or local government (or any department, agency, public corporation, or instrumentality thereof) unless (i) such Account is backed by a Letter of Credit acceptable to Lender which is in the possession of Lender, or (ii) with respect to the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of Lender in such Account have been complied with to Lender’s satisfaction;

(n)           which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(o)           which, for any Account Debtor, the aggregate amount of Accounts owed from such Account Debtor exceeds (i) with respect to RPMG, 90% of all Eligible Accounts, and (ii) with respect to all other Account Debtors, 20% of all Eligible Accounts, in each case, to the extent of such excess;

(p)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor;

(q)           which is subject to any bona fide counterclaim, deduction, defense, setoff or dispute (a “contra”); provided, however, that unless the Account Debtor has asserted any such contra, if the amount of the account exceeds the amount of the contra, such excess shall be considered for eligibility if such excess is not otherwise excluded by this definition of Eligible Accounts;

(r)            which is evidenced by any promissory note, chattel paper, or instrument;

(s)           which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless Borrower has filed such report or qualified to do business in such jurisdiction;

(t)            with respect to which Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and Borrower created a new receivable for the unpaid portion of such Account;

(u)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local;

(v)           which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than Borrower has or has had an ownership interest in such goods, or which indicates any party other than Borrower as payee or remittance party;

(w)          which was created on cash on delivery terms; or

(x)           which Lender determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which Lender otherwise determines is unacceptable for any reason whatsoever.

In the event that an Account in excess of $100,000 which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower Representative shall notify Lender thereof within five (5) Business Days. In determining the amount of an Eligible Account, the stated amount of an Account may, in Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such stated amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any written or oral agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by Borrower to reduce the amount of such Account.

“Eligible Inventory” means, Inventory of Borrower held for sale in the ordinary course of Borrower’s business located at one of the business locations of a Borrower set forth on Schedule 4.5 (or in transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by Borrower in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion to address the results of any Collateral monitoring or field examination or appraisal performed by Lender or any consultant from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis determined in accordance with GAAP consistent with Borrower’s historical accounting practices. Without limiting Lender’s discretion provided herein, “Eligible Inventory” shall not include an item of Inventory:

(a)           which is not subject to a first priority perfected Lien in favor of Lender;

(b)           which is subject to any Lien other than a Permitted Encumbrance that does not have priority over the Lien in favor of Lender;

(c)           which is, in Lender’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)           with respect to which any covenant, representation, or warranty contained in this Agreement has been breached or is not true and which does not conform to applicable standards imposed by any Governmental Body;

(e)           in which any Person other than Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)            which is not finished goods or raw materials;

(g)           which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(h)           which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(i)            which is located in any location leased by Borrower, unless (i) there is at least $100,000 of Inventory at such location and (ii) the lessor has delivered to Lender a Waiver;

(j)            which is located in any third party warehouse, is in the possession of a bailee and is not evidenced by a Document, or which is being processed offsite at a third party location or outside processor, or is in transit to or from said third party location or outside processor, unless (i) there is at least $100,000 of Inventory at such location, and (ii) such warehouseman, bailee or processor has delivered to Lender a Waiver and such other documentation as Lender may require in its Permitted Discretion;

(k)           which is a discontinued product or component thereof;

(l)            which is the subject of a consignment by Borrower as consignor;

(m)          which is perishable;

(n)           which contains or bears any Intellectual Property rights licensed to Borrower unless Lender is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)            which is not reflected in a current perpetual inventory report of Borrower;

(p)            for which reclamation rights have been asserted by the seller; or

(q)            which Lender otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

In the event that Inventory in excess of $100,000 which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, Borrower shall notify Lender thereof within five (5) Business Days.

“Environmental Authority” means any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(b).

“Environmental Laws” means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Bodies with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) in a controlled group, under common control or part of an affiliated service group with any Loan Party within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Equity Interests” means shares of preferred stock, capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Event of Default” shall have the meaning set forth in ARTICLE 10.

“Excluded Property” means (a) any property to the extent that a grant of a security interest in such property is prohibited by a Governmental Body or requires a consent not obtained of any Governmental Body pursuant to applicable law; (b) any Equipment and other asset owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease obligation, in each case to the extent permitted under Section 7.8 and such equipment or asset is acquired or refinanced with the proceeds of such purchase money obligations, the Lien securing such purchase money obligations is a validly perfected Permitted Encumbrances and the contract or other agreement in which such Permitted Encumbrance is granted (or in the documentation providing for such Capital Lease obligation) prohibits or requires the consent of any Person other than any Loan Party as a condition to the creation of any other Lien on such equipment or asset; (c) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing therefrom under applicable federal law; (d) any governmental or regulatory license or state or local franchise, charter, consent, permit or authorization, to the extent granting a security interest therein is prohibited or restricted thereby or by applicable law after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction; (e) any asset or other property to the extent a grant or perfection of a security interest in such assets would result in an adverse tax or regulatory consequence to a Loan Party or any of their direct or indirect parent companies as determined by such Loan Party in good faith following consultation with Lender; (f) any asset (including any General Intangibles and any contract, instrument, lease, license, permit, agreement or other document, or any property or other right subject thereto) the grant or perfection of a security interest in which would (i) constitute a violation of a restriction in favor of a third party (other than a Loan Party) or result in the abandonment, invalidation or unenforceability of any right or assets of the relevant Loan Party, (ii) result in a breach, termination (or a right of termination) or default under any such contract, instrument, lease, license, permit, agreement or other document (including pursuant to any “change of control” or similar provision) (there being no requirement pursuant to any Loan Document to obtain any consent in respect thereof from any Person that is not also a Loan Party) or (iii) permit any Person (other than any Loan Party) to amend any rights, benefits and/or obligations of the relevant Loan Party in respect of such relevant asset or permit such Person to require any Loan Party to take any action materially adverse to the interests of such Loan Party; provided, that any such asset will only constitute an Excluded Property under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; provided, further, that any such asset shall cease to constitute an Excluded Property at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted hereunder shall attach immediately to any portion of such General Intangible or other right that does not result in any of the consequences specified in clauses (i) through (iii) above; (g) any of the Tax Credits, regulatory environmental attributes, any voluntary environmental attributes (e.g., carbon credits, carbon dioxide reduction credits (CORCs), and carbon reduction credits or any other similar carbon dioxide related credits), or any accounts receivable or Payment Intangibles in respect of the Tax Credits, regulatory environmental attributes or voluntary environmental attributes, and one or more deposit accounts used solely for receipt thereof, and (h) all property with respect to which the Loan Parties and Lender reasonably agree that the costs of obtaining security interests therein are excessive in relation to the value of the security to be afforded thereby.

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.9, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 3.9(e) and (d) any withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility Termination Date” means the earlier of (a) February 6, 2031, or (b) three (3) months prior to the maturity date of the Term Loan Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financials” means the annual or monthly financial statements, as applicable, of Borrower delivered pursuant to Sections 9.5 and 9.6 of this Agreement.

“Floor” means a per annum rate of interest equal to zero percent (0.00%).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not organized or incorporated in the United States or any state or territory thereof.

“Full Dominion Period” means (a) any time during which an Event of Default exists, and continuing until such time as the Event of Default is waived or (b) the period commencing on the date on which Undrawn Availability is less than fifteen percent (15%) of the Revolving Commitment for more than ten (10) consecutive days, and continuing until such time Undrawn Availability is greater than fifteen percent (15%) of the Revolving Commitment for a period of thirty (30) consecutive days; provided that, the Borrower shall only be permitted to revert out of a Full Dominion Period five (5) times from the Closing Date through the Facility Termination Date.

“GAAP” means generally accepted accounting principles as promulgated by the United States of America Financial Accounting Standards Board and in effect from time to time.

“Governmental Body” means any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guaranteed Obligations” shall have the meaning set forth in Section 15.1.

“Guarantor” means Net-Zero North HoldCo, LLC, a Delaware limited liability company, and any other Person after the date hereof that becomes a Guarantor of the Obligations.

“Guaranty” means any obligation, contingent or otherwise of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, liability or other obligation of any other Person (a “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of any surety, direct or indirect, (a) to purchase, or pay, or advance or supply funds for the purchase or payment of, such Indebtedness, liability or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, liability or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Discharge” means any release or threat of release of a reportable quantity of any Hazardous Materials.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to a Person at any date of determination, any and all indebtedness, obligations or liabilities (other than trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, of such Person for or in respect of: (a) borrowed money, (b) amounts owing under or liabilities in respect of any note purchase or acceptance credit facility, (c) the undrawn amount in connection with letters of credit and any reimbursement obligation (contingent or otherwise) under any letter of credit, (d) obligations arising under Swap Contracts, (e) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (f) any guaranty of Indebtedness for borrowed money, and (g) all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means all now owned or hereafter acquired right, title and interest in trade names, trademarks, trade secrets, service marks, data bases, domain names, software and software systems, including source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, patents, patent applications, patents pending, copyrights, royalties, literary rights, licenses and franchises.

“Interest Period” means, as to each SOFR Rate Loan, the period commencing on the date such SOFR Rate Loan is disbursed or converted to or continued as a SOFR Rate Loan and ending on the date one or three months thereafter (in each case, subject to the availability thereof), as selected by Borrower; provided, that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (iii) no Interest Period shall extend beyond the Facility Termination Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.9(b) shall be available for selection by Borrower.

“Issuer” shall mean, with respect to any Letter of Credit, the issuer of such Letter of Credit and shall be, with respect to any Letter of Credit hereunder, Huntington, and each of its successors and assigns.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of, and agreements with, any Governmental Body.

“LC Collateral Account” has the meaning specified in Section 2.9(c).

“Lender” means, initially, The Huntington National Bank, as lender and with respect to any Letter of Credit, as issuer of such Letter of Credit, and shall include each Person which becomes a transferee, successor or assign of Lender.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all draws under Letters of Credit that have not yet been reimbursed on behalf of Borrower at such time.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letters of Credit” shall have the meaning set forth in Section 2.7.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any option agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” means each Revolving Loan; and “Loans” shall collectively mean all of the Revolving Loans.

“Loan Account” shall have the meaning set forth in Section 2.6.

“Loan Documents” means, collectively, this Agreement, the Notes, the Term Loan Intercreditor Agreement, the Perfection Certificate, each Letter of Credit Application, and all of the other mortgages, deeds of trust, assignments of rents, collateral assignments, control agreements, security agreements, pledge agreements, collateral access agreements, and all other instruments, agreements, documents and writings executed and delivered, in each case, by any Loan Party in connection with any of the foregoing (other than, for the avoidance of doubt, Secured Hedge Agreements and Secured Cash Management Agreements).

“Loan Party” or “Loan Parties” means, singularly or collectively, as the context may require, Borrower, each Guarantor, any additional Borrower, Guarantor or any other Person who becomes a party to this Agreement pursuant to a joinder or similar agreement and their respective successors and assigns.

“Lockbox” means a post office box rented by and in the name of Borrower as required by this Agreement and as to which only Lender has access pursuant to the requirements of this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Borrower taken as a whole or (b) a material adverse effect on (i) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (iii) the rights, remedies and benefits available to Lender under the Loan Documents, or (iv) Lender’s Lien on the Collateral or the priority of such Liens.

“Material Business Agreement” means any agreement that if terminated, rescinded or breached would have a Material Adverse Effect on the Loan Parties, taken as a whole.

“Maximum Borrowing Amount” means, at any time, in respect of Borrower an amount equal to the lesser of (a) the Revolving Commitment minus any Reserves to be taken from top of line and (b) Borrower’s Borrowing Base.

“Maximum Liability” shall have the meaning set forth in Section 15.9.

“Mortgages” means each mortgage, assignment of rents, deed of trust or other agreement that conveys or evidences a Lien to Lender, for its benefit, on the Real Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and that is a defined benefit pension plan, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions or has made or been obligated to make contributions or to which any Loan Party or ERISA Affiliate has any liability (contingent or otherwise).

“Net Cash Proceeds” means (a) proceeds received in cash or cash equivalent property from the sale (including without limitation any sale and leaseback), assignment or other disposition of any property, net of (i) the reasonable cash costs approved by Lender of sale, assignment or other disposition, (ii) Taxes incurred or payable (or expected to be incurred or payable) by the Loan Parties, their Affiliates and any owners of the foregoing with respect thereto, and (iii) the amount of any Indebtedness approved by Lender secured by such property permitted by this Agreement; (b) proceeds of insurance on account of the loss of or damage to any property of such Person, and payments of compensation for any property taken by condemnation or eminent domain, net of any Taxes incurred or payable (or expected to be incurred or payable) by the Loan Parties, their Affiliates and any owners of the foregoing with respect thereto; and (c) proceeds received in cash or cash equivalents from (i) the issuance of any Equity Interests by such Person, or any other additions to the equity of such Person (other than retained earnings) or any contributions to such capital or (ii) issuance of any Indebtedness by such Person net of reasonable costs approved by Lender incurred in connection with such transaction, in each case, net of any Taxes incurred or payable (or expected to be incurred or payable) by the Loan Parties, their Affiliates and any owners of the foregoing with respect thereto. Notwithstanding the foregoing, the determination of Net Cash Proceeds shall exclude therefrom any and all (A) proceeds received by a Loan Party from, or in connection with, a sale, assignment, disposition or loss of any Term Lender Priority Collateral or otherwise derived from, or related to, any Term Lender Priority Collateral, (B) Term Loan Debt received by a Loan Party, and (C) solely to the extent received by a Loan Party during any time that the Term Loan Credit Agreement is in effect, proceeds received in cash or cash equivalents from the issuance of any Equity Interests or any other additions to the equity of a Person (including retained earnings) or any contributions to such capital.

“Net Orderly Liquidation Value” means, the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, expressed as a percentage of the net book value thereof in respect to such Inventory, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by Lender in its Permitted Discretion) delivered to Lender.

“Non-Paying Guarantor” shall have the meaning set forth in Section 15.10.

“Note” means each Revolving Note; and “Notes” shall collectively mean all such promissory notes.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means any and all loans, advances, debts, liabilities, obligations, covenants and duties (absolute, contingent, matured or unmatured) owing by any Loan Party to Lender or to any other direct or indirect subsidiary or affiliate of Lender of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, receivership or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including any Loan Document), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, Secured Cash Management Agreements, or out of Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including any and all of any Loan Party’s Indebtedness and/or liabilities under the Loan Documents or under any other agreement between Lender and any Loan Party, including all Secured Hedge Agreements (other than, with respect to any Guarantor, the Excluded Swap Obligations of such Guarantor, if any), and any amendments, extensions, renewals or increases and all costs and expenses of Lender and incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Lender to perform acts or refrain from taking any action.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes and any other Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment. For the avoidance of doubt, Other Taxes includes any such Taxes imposed by any jurisdiction in which the Borrower is located or does business.

“Owned Real Property” means all Real Property set forth on Schedule 1.1(a).

“Paying Guarantor” shall have the meaning set forth in Section 15.10.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Office” means initially The Huntington National Bank, 7 Easton Oval, EA4W57
Columbus, OH 43219; and, thereafter, such other office of Lender, if any, which it may designate by notice to Borrower Representative.

“Perfection Certificate” means the perfection certificate and the responses thereto provided by Borrower to Lender.

“Permitted Contest Conditions” means, with respect to any Loan Party, a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any law, tax or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) such Loan Party diligently pursues such contest, (b) such Loan Party establishes adequate reserves with respect to the contested claim if and to the extent required by GAAP and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect and (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by Lender.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Encumbrances” means (a) Liens in favor of Lender; (b) Liens for taxes, assessments or other governmental Charges that (i) are either secured by a bond or not delinquent or (ii) are being contested in good faith by appropriate proceedings that stay the enforcement of such Liens and with respect to which proper reserves have been taken by the Loan Parties if and to the extent required by GAAP; provided, that, such Liens shall have no effect on the priority of the Liens in favor of Lender and a stay of enforcement of any such Lien shall be in effect; (c) security, deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party’s business; (e) mechanics, workers, materialmen’s, warehousemen’s, common carriers, landlord’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not due or adequately bonded or which are being contested in good faith by the applicable Loan Party; (f) Liens placed upon equipment and real estate assets acquired to secure a portion of the purchase price thereof, provided that any such Lien shall not encumber any other property of the Loan Parties other than insurance and other proceeds of such equipment and real estate; (g) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; (h) attachment and judgment liens which do not constitute an Event of Default under Section 10.7; (i) to the extent subject to the Term Loan Intercreditor Agreement, Liens securing Term Loan Debt or other obligations under the Term Loan Documents; (j) Liens or the interests of lessors to secure Capital Lease obligations and purchase money obligations permitted under Section 7.8, provided that such Lien encumbers only the specific goods or equipment so purchased, other customary related assets and the proceeds thereof; (k) Liens arising under ERISA and Liens arising under the Code with respect to an employee benefit plan (as defined in Section 3(2) of ERISA) that do not constitute an Event of Default; (l) licenses or sub-licenses of intellectual property in the ordinary course of business, and restrictions under licenses of intellectual property entered into in the ordinary course of business, pursuant to which such Loan Party is a licensee; (m) Liens or pledges of deposits of cash securing bonds or other surety obligations, in each case not to exceed $600,000 entered into in the ordinary course of business or under Applicable Law permitted under Section 7.8; (n) (A) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, in each case, granted in the ordinary course of business in favor of such creditor depositary institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and no such deposit account is intended by any Loan Party to provide collateral to the depository institution and (B) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions; (n) Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business; (o) Permitted Hedging Cash Collateral securing a Permitted Hedging Arrangement; (p) Liens that extend, renew or replace in whole or in part a Lien referred to above; and (q) Liens disclosed on Schedule 1.1(c) provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien.

“Permitted Hedging Arrangement” means commodity hedging arrangements which are entered into by a Loan Party not for speculative purposes and designed to protect against fluctuations in commodity prices so long as (a) it is entered into in accordance with the Risk Policy, (b) the aggregate amount of cash collateral or margining collateral under all such arrangements provided by any Loan Party shall not exceed $6,750,000 at any one time (“Permitted Hedging Cash Collateral”) and (c) such Loan Party has, or is projected to have, reasonably sufficient liquidity to cover all reasonably anticipated payments thereunder when due and payable.

“Permitted Holders” means Gevo Inc.

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or Governmental Body.

“Plan” means any employee benefit plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and maintained for employees of the Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party, any member of the Controlled Group, or any ERISA Affiliate is required to contribute.

“Pledged Securities” means all of the Equity Interest of a Subsidiary of a Loan Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude Equity Interests in any foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting Equity Interest of such foreign Subsidiary. (Schedule 5.3 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Prepayment Fee” means an early termination fee calculated as set forth below:

Period during which early termination occurs	Prepayment Fee
On or prior to the first anniversary of the Closing Date	1% of the Revolving Commitment
After the first anniversary of the Closing Date	None

“Prime Rate” means the rate of interest publicly announced from time to time by Lender as its “prime rate”, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by Lender. Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, if the Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et. seq.

“Real Property” means all real property, both owned and leased, of any Loan Party.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.

“Reporting Trigger Period” means (a) any time during which an Event of Default exists, and continuing until such time as the Event of Default, if applicable, is waived or (b) the period commencing on the date on which Undrawn Availability is less than twenty percent (20%) of the Revolving Commitment for more than five (5) consecutive days, and continuing until such time Undrawn Availability is greater than twenty percent (20%) of the Revolving Commitment for a period of thirty (30) consecutive days; provided that, Borrower shall only be permitted to revert out of a Reporting Trigger Period five (5) times from the Closing Date through the Facility Termination Date.

“Reserves” means any and all reserves which Lender deems necessary, in its Permitted Discretion, to maintain, including, without limitation, reserves for accrued and unpaid interest and principal on the Obligations, dilution reserves, availability blockage to reserve for the payment of expenses in connection with the Collateral or any disposition thereof, reserves for any cash management services, Letters of Credit, or Swap Contracts, including any “mark-to-market” in connection therewith, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, price adjustments, returned inventory, slow moving inventory, market fluctuations in the value of inventory, reserves for inventory shrinkage, reserves for customs charges and shipping charges related to any inventory in transit, reserves for the creditworthiness of any Account Debtor, reserves for dilution of Accounts, reserves for Indebtedness of any Loan Party to Lender or any other Person, reserves for uninsured losses of any Loan Party, reserves for payroll, taxes, fees, assessments, and other governmental charges with respect to the Collateral or any Loan Party, and any environmental remediation costs or expenses.

“Revolving Commitment” means the commitment of Lender to make Revolving Loans and to issue Letters of Credit, as such commitment may be reduced pursuant the terms of this Agreement. The initial amount of the Revolving Commitment is $20,000,000.

“Revolving Exposure” means, at any time, the sum of the outstanding principal amount of Revolving Loans and Letter of Credit Exposure at such time.

“Revolving Loan” means a loan made pursuant to Section 2.1.

“Revolving Note” shall have the meaning set forth in Section 2.1.

“Risk Policy” means that policy described in Schedule 1.1(b).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned directly or indirectly by any such Person or Persons described in clauses (a) and (b), or (d) any Person otherwise subject or target to any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce) or other relevant sanctions authority.

“Section 45Q Tax Credits” means any U.S. federal income tax credits arising under Section 45Q of the Code.

“Section 45Z Tax Credits” means any U.S. federal income tax credits arising under Section 45Z of the Code.

“Secured Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overdraft, credit or debit cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, controlled disbursement, lockbox, account reconciliation and reporting and other treasury or cash management services, that exists as of the date hereof, or is entered on or after the date hereof, by and between any Loan Party and Lender or any Affiliate of Lender.

“Secured Hedge Agreement” means any Swap Contract that exists as of the date hereof, or is entered on or after the date hereof, by and between any Loan Party and Lender or any Affiliate of Lender.

“Seller” means Red Trail Energy, LLC.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means 0.10%.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Rate Loan” means any Loan that bears interest based on Term SOFR.

“Subchapter S” means subchapter S of the Code.

“Subsidiary” means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto, whether disputed or not, and regardless of whether such amounts are directly or indirectly imposed on, incurred by or asserted against Lender.

“Tax Credits” means the Section 45Q Tax Credits and the Section 45Z Tax Credits.

“Term Lender Priority Collateral” has the meaning given in the Term Loan Intercreditor Agreement.

“Term Loan Agent” means OIC Investment Agent, LLC, as administrative and collateral agent for the lenders under the Term Loan Credit Agreement and any successor agent appointed in accordance with the terms thereof.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2025, by and among the Loan Parties, the Term Loan Agent and the other parties thereto, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Term Loan Intercreditor Agreement.

“Term Loan Debt” means the Indebtedness incurred by the Loan Parties under the Term Loan Documents.

“Term Loan Documents” means the Term Loan Credit Agreement and all of the other Financing Documents (as defined in the Term Loan Credit Agreement).

“Term Loan Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among Lender, the Term Loan Agent and the Loan Parties.

“Term SOFR” means:

(a)            for any calculation with respect to a SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)            for any calculation with respect to a Domestic Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Toxic Substances” means any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances, and includes asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” means each transferee of Lender pursuant to Section 14.3.

“Undrawn Availability” means, as of any date of determination, an amount equal to (a) the Maximum Borrowing Amount, minus (b) the Revolving Exposure.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.9(a)(ii)(ii)(3).

“Waiver” means, collectively, any landlord’s waiver, warehouseman’s waiver, bailee’s waiver, creditor’s waiver, mortgagee waiver, processor waiver, customs broker waiver, and any similar waiver, executed and delivered in connection with this Agreement, in form and substance satisfactory to Lender.

“Week” means the time period commencing on Monday and ending on Friday of each calendar week.

“Working Capital Priority Collateral” shall have the meaning set forth in the Term Loan Intercreditor Agreement.

1.2            Rules of Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           All capitalized terms used herein or in any other Loan Document with reference to the Collateral and defined in the Uniform Commercial Code as adopted in the State of New York from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

(e)           All references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.3            Accounting Terms.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be defined in and construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and in a manner consistent with that used in preparing Borrower’s Financial Statements, except as otherwise specifically prescribed herein. Whenever the term Borrower is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in such Person’s financial statements.

(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement (including any definition of any term defined under GAAP used in such calculations) set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4            Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5            Rates. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation, administration, submission, calculation or selection of, or any other matter related to, the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Lender may select information sources or services in its reasonable discretion to ascertain the Benchmark (or any component definition thereof or rates referenced in the definition thereof) pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error by, or any calculation of any such rate (or component thereof) provided by, any such information source or service.

ARTICLE 2
ADVANCES, PAYMENTS

2.1            Revolving Loans. Subject to the terms and conditions set forth in this Agreement, Lender will make Revolving Loans to Borrower in aggregate amounts outstanding at any time equal to the Maximum Borrowing Amount less the Letter of Credit Exposure. The Revolving Loan shall initially bear interest as a Domestic Rate Loan and may be converted into a SOFR Rate Loan in accordance with Section 2.2(b). Revolving Loans shall be evidenced by a secured promissory note (the “Revolving Note”) substantially in the form attached as Exhibit B.

2.2            Procedure for Borrowing Advances.

(a)           Borrower Representative shall notify Lender in writing prior to 1:00 p.m. on a Business Day of Borrower’s request to incur, on such day, a Revolving Loan. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Lender, or with respect to any other Obligation, become due, the same shall be deemed a request for a Revolving Loan charged to the Loan Account as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Lender, and such request shall be irrevocable.

(b)           Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a SOFR Rate Loan, Borrower Representative shall notify Lender in writing no later than 11:00 a.m. at least three (3) U.S. Government Securities Business Days prior to the date of such proposed borrowing, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the amount of such Revolving Loan to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 thereafter, and (iii) whether the Term SOFR will be based upon a one (1) or three (3) month rate. No SOFR Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.

(c)           Borrower Representative may, on the last Business Day of the then current Interest Period applicable to any outstanding SOFR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such Loan into a Loan of another type in the same aggregate principal amount provided that any conversion of a SOFR Rate Loan shall be made only on the last Business Day of then current Interest Period applicable to such SOFR Rate Loan. If Borrower desires to convert a Loan, Borrower Representative shall give Lender not less than three (3) U.S. Government Securities Business Days’ prior written notice to convert from a Domestic Rate Loan to a SOFR Rate Loan or one (1) Business Day’s prior written notice to convert from a SOFR Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the Loans to be converted, and if the conversion is from a Domestic Rate Loan to a SOFR Rate Loan, whether the Term SOFR will be based upon a one (1) or three (3) month rate; provided, however, Borrower shall not be permitted to convert a Domestic Rate Loan to a SOFR Rate Loan or continue to select a SOFR Rate Loan during the continuance of a Default or an Event of Default. After giving effect to each such conversion, there shall not be outstanding more than three (3) SOFR Rate Loans, in the aggregate.

(d)           At its option and upon three (3) U.S. Government Securities Business Days’ prior written notice, Borrower may prepay the SOFR Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment. Borrower Representative shall specify the date of prepayment of Advances that are SOFR Rate Loans and the amount of such prepayment. In the event that any prepayment of a SOFR Rate Loan is required or permitted on a date other than the last Business Day of then current Interest Period with respect thereto, Borrower shall indemnify Lender therefor in accordance with Section 3.8(d).

2.3            Disbursement of Loan Proceeds. All Loans shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrower to Lender, shall be charged to the Loan Account on Lender’s books. During the term of this Agreement, Borrower may use the Revolving Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Loan requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a), with respect to requested Revolving Loans to the extent Lender makes such Revolving Loans, shall be made available to Borrower on the day so requested by way of credit to Borrower’s operating account at Lender, in immediately available federal funds or other immediately available funds or, with respect to Revolving Loans deemed to have been requested by Borrower, shall be disbursed to Lender to be applied to the outstanding Obligations giving rise to such deemed request.

2.4            Repayment of Loans. The Loans shall be due and payable in full on the Facility Termination Date subject to earlier prepayment as herein provided.

(a)           Any Account Debtor payment with respect to Accounts which is evidenced by a check, note, draft, automated clearing house transfer, electronic transfer, or any other similar item of payment may not be immediately collectible. In calculating availability, Borrower agrees that any such item of payment will be deemed to have been received by Lender and will be provisionally credited to the Loan Account by Lender on the Business Day immediately following the day on which Lender has actual possession of such item of payment for deposit to the Cash Collateral Account. In consideration of Lender’s agreement for provisional crediting of items of payment, Borrower agrees that, in calculating interest and other charges on the Obligations, all Account Debtor payments will be treated as having been credited to the Loan Account on the second Business Day immediately following the Business Day on which such payments are deemed to have been received by Lender pursuant to this paragraph.

(b)           Lender shall not be required to credit the Loan Account for the amount of any item of payment or other payment which is unsatisfactory to Lender. All credits shall be provisional, subject to verification and final settlement. Lender may charge the Loan Account for the amount of any item of payment or other payment which is returned to Lender unpaid or otherwise not collected. Borrower agrees that any information and data reported to Borrower pursuant to any service which is received prior to final posting and confirmation is subject to correction and is not to be construed as final posting information. Lender shall have no liability for the content of such preliminary service related information.

(c)           All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents shall be made to Lender at the Payment Office not later than 11:00 a.m. on the due date in lawful money of the United States of America in federal funds or other funds immediately available to Lender. Lender shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the Loan Account or by making Advances as provided in Section 2.2.

(d)           Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim, in each case, unless otherwise required by applicable Law.

2.5           Mandatory Reduction or Prepayment of Loans.

(a)           If at any time the Revolving Exposure exceeds the Maximum Borrowing Amount, then Borrower shall immediately pay to Lender such difference, and such difference shall be immediately due and payable at the Payment Office and shall be applied to the Revolving Loan.

(b)           During a Full Dominion Period, immediately after the receipt of any Net Cash Proceeds, Borrower shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds.

(c)           Nothing in this Section 2.5 shall be construed to constitute Lender’s consent to any transaction not otherwise expressly permitted by ARTICLE 7. On the date any mandatory prepayment is received by Lender pursuant to clause (b) above (each such payment being a “Designated Prepayment”), such Designated Prepayment shall be allocated and applied, in the sole discretion of Lender to the repayment of any Loan.

2.6            Statement of Account. Lender shall maintain, in accordance with its customary procedures, a loan account (“Loan Account”) in the name of Borrower in which shall be recorded, among other things, the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Advance shall not adversely affect Lender.

2.7            Letters of Credit. Subject to the terms and conditions hereof, Lender shall (a) issue letters of credit (“Letters of Credit”) for the account of Borrower; provided, however, that Lender will not be required to issue any Letters of Credit to the extent that the stated amount of such Letters of Credit would then cause the Revolving Exposure of Borrower to exceed the Maximum Borrowing Amount. The maximum stated amount of Letters of Credit outstanding shall not exceed $1,000,000 in the aggregate at any time. Each drawing under any Letter of Credit shall be charged to the Loan Account as a Domestic Rate Loan type of Revolving Loan and added to the Obligations.

2.8            Issuance of Letters of Credit.

(a)           Borrower Representative may request Lender to issue a Letter of Credit by delivering to Lender at the Payment Office Lender’s form of application and agreement for letter of credit, completed to the satisfaction of Lender, and such other certificates, documents and other papers and information as Lender may reasonably request no later than 1:00 p.m. at least five (5) Business Days’ prior to the date of such proposed issuance.

(b)           No Letter of Credit shall, by its terms, have an expiration date that is longer than one (1) year after the date of issuance of such Letter of Credit; provided, that with respect to any outstanding Letters of Credit with an expiry date later than the Facility Termination Date, Borrower shall provide cash collateral no later than ten (10) Business Days prior to the Facility Termination Date in an amount equal to 105% of the Letter of Credit Exposure under such Letters of Credit.

(c)           Lender shall have sole discretion whether to accept any draft. Without in any way limiting Lender’s sole discretion whether to accept any draft, no draft may be presented for acceptance, and Lender will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by Borrower not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of Borrower, (iii) that involve any purchase for which Lender has not received all related documents, instruments and forms requested by Lender, or (iv) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

(d)           Notwithstanding any term, provision, condition or covenant contained herein, while an Event of Default exists, Lender shall not be required to issue, and Borrower shall not be entitled to request the issuance of, a Letter of Credit.

2.9            Reimbursement of Letters of Credit.

(a)           Borrower shall reimburse Lender for any amounts paid by Lender upon any drawing under any Letter of Credit (the date of such drawing, the “Drawing Date”). Such reimbursement shall be due on the Drawing Date; provided, that no such payment shall be due from Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by Borrower after 12:00 on any date, on the next succeeding Business Day); provided, further, that if and to the extent any such reimbursement is not made by Borrower in accordance with this Section 2.9 below on the Drawing Date, then (irrespective of when notice thereof is received by Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Drawing Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Revolving Loans for such day.

(b)           If the Revolving Commitment remains in effect on the Drawing Date, all amounts paid by Lender upon any drawing under any Letter of Credit and remaining unpaid by Borrower after the date and time required by Section 2.9(a) shall convert automatically to a Revolving Loan on the date such reimbursement obligation arises.

(c)           The obligations of Borrower under this Agreement and any Letter of Credit or Letter of Credit Application to reimburse Lender for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof under all circumstances, including the following: (i) any lack of validity or enforceability or change in any term of this Agreement or any Letter of Credit or Letter of Credit Application; (ii) the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; (iv) any payment by Lender under any Letter of Credit against presentation of draft or certificate that does not strictly comply with the terms of any Letter of Credit; (v) any payment made by Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit; and (vi) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party.

(d)           Upon the occurrence and during the continuance of an Event of Default, on the Business Day that Borrower receives notice from Lender demanding the deposit of cash collateral pursuant to this Section 2.9(e), Borrower shall deposit in an account with Lender, in the name and for the benefit of Lender (the “LC Collateral Account”), an amount in cash equal to one hundred five percent (105%) of the amount of the Letter of Credit Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States. Such deposit shall be held by Lender as collateral for the payment and performance of the Obligations. Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and Borrower hereby grants Lender a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Such deposits shall not bear interest. Funds in the LC Collateral Account shall be applied by Lender for Letter of Credit disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the Letter of Credit Exposure at such time or be applied to satisfy any other Obligations then due and owing. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and during the continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within ten (10) Business Days after such Event of Default and has been cured or waived as confirmed in writing by Lender. If a Letter of Credit is cash collateralized under Section 2.9(b), the foregoing collateralization requirements shall be required to be satisfied in respect of such Letter of Credit.

2.10          [Reserved].

2.11          Additional Payments. Any sums reasonably expended by Lender due to Borrower’s failure to perform or comply with its obligations under any Loan Document, including Borrower’s obligations under Sections 2.7, 4.2, 4.3, 4.4, 4.12, 4.13, 6.7 and 14.9 may be charged to the Loan Account as a Domestic Rate Loan type of Revolving Loan and added to the Obligations.

2.12          Use of Proceeds. Borrower shall not:

(a)           use the proceeds of any Advance or other Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) for any purpose other than to finance ongoing working capital and other general corporate purposes of Borrower or (ii) to purchase or carry “margin stock” (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(b)           use the proceeds of any Advance or other Loan, whether directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.13          Joint and Several Obligations of Loan Parties.

(a)            Each Loan Party acknowledges and agrees that Lender is entering into this Agreement at the request of each Loan Party and with the understanding that each Loan Party is and shall remain fully liable, jointly and severally, for payment in full of the Loans, Advances and other credit extensions under this Agreement or any Loan Document. Each Loan Party further agrees that it is receiving or will receive a direct or indirect pecuniary benefit for any Loan, Advance and other credit extension made pursuant to this Agreement or the Loan Documents.

(b)            Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Loan Party exceed the maximum amount that (after giving effect to the incurrence of the obligations hereunder and to any rights to contribution or other rights of such Loan Party from such other Loan Party) would not render the rights to payment of Lender hereunder void, voidable or avoidable under any applicable fraudulent transfer law or conveyance law.

(c)            In the event that any obligation of any Loan Party under this Agreement or any Loan Document is deemed to be an agreement by such Loan Party to answer for the debt or default of another Loan Party or as an accommodation maker or hypothecation of property as security therefor, each Loan Party represents and warrants that (i) no representation has been made to such Loan Party as to the creditworthiness of such other Loan Party, and (ii) such Loan Party has established adequate means of obtaining from such other Loan Party on a continuing basis, financial or other information pertaining to such other Loan Party’s financial condition. Each Loan Party expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Lender of any additional security of another Loan Party for the Obligations, or the alteration or release in any manner of any security of another Loan Party now or hereafter held in connection with the Obligations, and consents that Lender and any other Loan Party may deal with each other in connection with such Obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. Lender is hereby expressly given the right, at is option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security it may at any time hold in connection with such obligations secured, and it shall not be necessary for Lender to proceed upon or against or exhaust any other security or remedy before proceeding to enforce its rights against any Loan Party.

(d)            Each Loan Party further agrees that it will not enforce any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Lender by any other Loan Party with respect to any liability incurred by it hereunder or under any Loan Document, any payment made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all Obligations are paid in full in cash. Any claim which any Loan Party may have against any other Loan Party with respect to any payments to Lender hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of all Obligations and, in the event of any insolvency proceeding relating to any Loan Party, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Loan Party therefor.

2.14          Borrower Representative.

(a)            Each Borrower hereby irrevocably constitutes and appoints Borrower Representative and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact, with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, and in any such capacity to borrow, sign and endorse any Loan Document, and to execute and deliver all other instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrower Representative, and to take any and all appropriate actions, including without limitation the right to give or receive any notice or other document provided for under this Agreement or under any Loan Document on behalf of such Borrower, and to execute on behalf of such Borrower any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. Any notice given to or received from Borrower Representative on behalf of any Borrower under this Agreement shall be deemed to have been given to or received from such Borrower.

(b)            Lender shall not incur any liability to any Borrower as a result of the handling of this credit facility as a co-borrowing facility with a Borrower Representative in the manner set forth in this Agreement. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of any Borrower as provided herein, reliance by Lender on any request or instruction from Borrower Representative or any other action taken by Lender with respect to this Section 2.14, except for Lender’s own gross negligence or willful misconduct, as determined by a final non-appealable judgment by a court of competent jurisdiction.

ARTICLE 3
INTEREST AND FEES

3.1            Interest.

(a)           Interest on the Loans shall be payable in arrears on the first (1st) day of each calendar month with respect to Domestic Rate Loans and, with respect to SOFR Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Loans outstanding during the calendar month. If any payment to be made by Borrower shall come due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day.

(b)           Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Alternate Base Rate plus the Applicable Base Rate Margin, and SOFR Rate Loans shall bear interest for each day at a rate per annum equal to Adjusted Term SOFR plus the Applicable SOFR Rate Margin. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the interest rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.

(c)           Notwithstanding anything to the contrary contained herein, while an Event of Default exists, all Obligations shall bear interest at a rate per annum equal to the Default Rate. All interest accrued at the Default Rate shall be due and payable on demand.

3.2            Letter of Credit Fees. Borrower shall pay to Lender a letter of credit fee with respect to each Letter of Credit, for each day from and excluding the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof, equal to (A) the stated amount of such Letter of Credit on the date of its issuance or renewal, as the case may be, multiplied by (B) the Applicable SOFR Rate Margin, such fees to be payable in arrears on the first (1st) day of each month (the “Letter of Credit Fees”). In addition, Borrower shall also pay to Lender any and all fees and expenses as agreed upon by Lender and Borrower in connection with any Letter of Credit, including in connection with the issuance, amendment or renewal of any such Letter of Credit and any acceptances created thereunder. All such Letter of Credit Fees and other charges shall be fully-earned when due and non-refundable. Notwithstanding anything to the contrary contained herein, while an Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. All Letter of Credit Fees accrued at the Default Rate shall be due and payable on demand.

3.3            Unused Facility Fee. Borrower shall pay to Lender an unused facility fee, which fee shall accrue at a rate equal the Applicable Unused Facility Fee Margin on the daily unused amount of the Revolving Commitment during the period from and including the Closing Date to but excluding the date on which the Revolving Commitment terminates. Accrued unused facility fees shall be payable in arrears on the first day of each month and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Closing Date. It is expressly understood that the unused facility fee herein described shall not be refundable under any circumstances.

3.4            Collateral Fees.

(a)           Collateral Monitoring Fee. Borrower shall pay to Lender a collateral monitoring fee equal to One Thousand Dollars ($1,000) per calendar month commencing on the Closing Date and on the first day of each calendar month thereafter during the term of this Agreement. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b)           Collateral Evaluation Fee. Borrower shall pay to Lender on the first day of each calendar month following any calendar month in which Lender performs any collateral evaluation, including any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which evaluation is undertaken by Lender or for Lender’s benefit, a collateral evaluation fee in an amount equal to One Thousand Three Hundred Dollars ($1,300) per day for each person performing such evaluation, plus all reasonable and documented costs and disbursements incurred by Lender in the performance of such examination or analysis.

3.5            Initial Closing Fee. Borrower shall pay to Lender an initial closing fee equal to $100,000, which is due, payable and earned in full on the Closing Date.

3.6            Computation of Interest and Fees; Restatement; Conforming Changes.

(a)           All computations of interest on the Obligations and fees shall be computed on a 365/360 basis; that is, in the case of interest, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Agreement to a “per annum” rate shall be based on a year of 360 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. An invoice issued by Lender to Borrower for interest due hereunder on any interest payment date may include an estimate regarding the amount of interest that will accrue from the date of such invoice to such interest payment date. If the amount of interest that actually accrues hereunder during the applicable period differs from such estimate, a corresponding adjustment will be made by Lender to the amount due on the following interest payment date. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           In connection with the use or administration of Term SOFR, Lender may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.7            Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under applicable law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under applicable law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.8            Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender or (ii) impose on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made or maintained by Lender, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If Lender determines that any Change in Law affecting Lender or its lending office or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the commitments of Lender or the Loans made or maintained by Lender, to a level below that which Lender or its holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement; Delay in Requests. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company as specified in the foregoing paragraph (a) or (b) and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of Lender to demand compensation pursuant to this Section 3.8 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)           Compensation for Losses. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any SOFR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (b) any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, continue or convert any SOFR Rate Loan on the date or in the amount notified by Borrower, including any loss or expense arising from the liquidation or reemployment of funds or from any fees payable.

3.9            Taxes.

For purposes of this Section, the term “Law” includes FATCA.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the reasonable discretion of Lender) requires the deduction or withholding of any Tax from any such payment by Borrower, then the Borrower (or its agent) shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Body in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnified by Borrower. The Borrower shall indemnify the Lender, within 5 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(d)           Evidence of Payments. Within 5 Business Days after any payment of Taxes by Borrower to a Governmental Body pursuant to this Section, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)           Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i), (ii) and (iv) of Section 3.9(e)(ii)) shall not be required if in the Lender’s sole discretion such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing,

(i)            any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be reasonably requested by the Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

3.9.e.ii.ii.1	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

3.9.e.ii.ii.2	executed copies of IRS Form W-8ECI;

3.9.e.ii.ii.3	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

3.9.e.ii.ii.4	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(iii)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be reasonably requested by the Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made;

(iv)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)            Certain Tax Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Survival. Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, a Lender, the cancellation of all Letters of Credit, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.10            Illegality; Inability to Determine Rates.

(a)           Illegality. If Lender determines that any law, rule or regulation has made it unlawful, or that any Governmental Body has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by Lender to Borrower, (a) any obligation of Lender to make SOFR Rate Loans, and any right of Borrower to continue SOFR Rate Loans or to convert Domestic Rate Loans to SOFR Rate Loans, shall be suspended, and (b) the interest rate on Domestic Rate Loans shall, if necessary to avoid such illegality, be determined by Lender without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, if necessary to avoid such illegality, upon demand from Lender, prepay or, if applicable, convert all SOFR Rate Loans to Domestic Rate Loans (the interest rate on which Domestic Rate Loans shall, if necessary to avoid such illegality, be determined by Lender without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such SOFR Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such SOFR Rate Loans to such day, in each case until Borrower is notified by Lender that it is no longer illegal for Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR.

(b)           Inability to Determine Rates. Subject to Section 3.11, if, on or prior to the first day of any Interest Period for a SOFR Rate Loan Lender determines (which determination shall be conclusive and binding absent manifest error) that (a) Term SOFR cannot be determined pursuant to the definition thereof (including because the Term SOFR Reference Rate is not available or published on a current basis) or (b) Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining the Loans included in such Loan for such Interest Period, Lender will promptly so notify Lender. Thereafter, the obligation of Lender to make or maintain SOFR Rate Loans shall be suspended (and the interest rate on Domestic Rate Loans shall be determined by Lender without reference to clause (c) of the definition of “Alternate Base Rate”) until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Rate Loans or, failing that, will be deemed to have converted such request into a request for Domestic Rate Loans in the amount specified therein. Subject to Section 3.10, if Lender determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on Domestic Rate Loans shall be determined by Lender without reference to clause (c) of the definition of “Alternate Base Rate” until Lender revokes such determination.

3.11          Effect of Benchmark Transition Event.

(a)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” with respect to such Benchmark Transition Event, such Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” with respect to such Benchmark Transition Event, such Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after at the time set forth in the notice of the implementation of such Benchmark Replacement provided by Lender to Borrower, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest will be payable on a monthly basis.

(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to the paragraph (d) below and (iv) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 3.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.11.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Domestic Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. If any SOFR Rate Loan is outstanding on the date of Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.11, any SOFR Rate Loan shall on the last day of the Interest Period applicable thereto be converted to an Domestic Rate Loan.

3.12          Survival. All of Borrower’s and Lender’s obligations under Sections 3.8 through 3.11 shall survive any assignment of rights by Lender, termination of the commitments and repayment of the Obligations.

ARTICLE 4
COLLATERAL; SECURITY AGREEMENT

4.1            Security Interest in the Collateral. To secure the prompt payment and performance of the Obligations, each Loan Party hereby grants to Lender, for Lender’s benefit, a continuing security interest in and a pledge of all of its Collateral. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender’s security interest and shall cause its financial statements to reflect such security interest. In addition, to secure such prompt payment and performance of the Obligations, each Loan Party shall also assign, pledge, hypothecate and grant to Lender, for its benefit, a mortgage on its Real Property, if any. Notwithstanding any provision contained in this Agreement and the other Loan Documents to the contrary, Lender’s security interest in the Collateral and all of Borrower’s obligations relating thereto as set forth in this Agreement (including, without limitation, all obligations set forth in this Article 4) and the other Loan Documents are subject to the terms and conditions set forth in the Term Loan Intercreditor Agreement.

4.2            Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, without limitation, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) using best efforts to obtain each Waiver as Lender may request, (c) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking, in such manner as Lender may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into lockbox and other custodial arrangements satisfactory to Lender as and to the extent required hereunder, and (e) executing and delivering control agreements, instruments of pledge, Mortgages, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest in Collateral under the Uniform Commercial Code or other applicable law. Each Loan Party hereby authorizes Lender to file against such Loan Party, one or more financing, continuation, or amendment statements or recording, notice, or perfection statements pursuant to the Uniform Commercial Code or such other laws, acts or codes pertaining to personal property, to perfect Liens securing Obligations arising hereunder in form and substance satisfactory to Lender. All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the Loan Account as a Domestic Rate Loan type of Revolving Loan and added to the Obligations, or, at Lender’s option, shall be paid to Lender immediately upon demand.

4.3            Dominion of Funds, Lockbox, and Deposit Accounts.

(a)            Borrower shall maintain with Lender a Lockbox and any controlled deposit accounts required by Lender, including the Cash Collateral Account, each of which shall be subject to a lockbox agreement, deposit account control agreement or other Loan Document satisfactory to Lender in its sole discretion. Borrower shall notify each Account Debtor whose Accounts constitutes Collateral in writing (such notices to be in form and substance satisfactory to Lender) and otherwise use its commercially reasonable efforts to ensure that each such Account Debtor thereof remits all payments thereon directly to address specified in the agreement for such Lockbox, and all invoices rendered after the date hereof shall bear such address.

(b)            Borrower shall not maintain or have any operating account, deposit account, investment account, securities account or similar account at any bank, depositary source, financial intermediary or other financial institution, other than the deposit accounts maintained with Lender, the deposit accounts set forth on Schedule 4.3 hereof, or such other accounts acceptable to Lender in its sole discretion; provided that, the deposit accounts maintained with Cornerstone Bank set forth on Schedule 4.3 shall be closed within sixty (60) days of the Closing Date (or such later time period as agreed to by Lender in writing in its sole discretion).

(c)            All collections from Account Debtors of Borrower sent to the Lockbox shall be deposited on a daily basis directly into the Cash Collateral Account. The Cash Collateral Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than Lender. All funds deposited into the Cash Collateral Account shall be the exclusive property of Borrower and shall be swept daily into an operating account of Borrower, provided that, during a Full Dominion Period, funds shall be subject to the sole and exclusive control of Lender and only subject at such time to such signing authority designated from time to time by Lender. During a Full Dominion Period, funds in the Cash Collateral Account shall be applied daily to repay any outstanding Revolving Loans and any excess funds (above the amount of the outstanding Obligations) shall be swept daily to an operating account of Borrower. During a Full Dominion Period, Borrower shall not have control over any such funds until they are swept into Borrower’s operating account.

(d)            During a Full Dominion Period, any collections from Account Debtors of Borrower received by Borrower shall be deemed held by Borrower in trust and as fiduciary for Lender. Borrower agrees not to commingle any such collections with any of Borrower’s other funds or property, but rather to hold such funds separate and apart in trust and as fiduciary for Lender until deposit is made into the Cash Collateral Account or other deposit account directed by Lender. Borrower hereby agrees to deposit on a daily basis such directly received collections into the Cash Collateral Account.

(e)            Each Loan Party shall pay to Lender on demand all usual and customary fees and expenses which Lender incurs in connection with (i) the forwarding of any proceeds of any Loan and (ii) the establishment and maintenance of any accounts as provided for in this Section 4.3. Lender may, without making demand, charge all such fees and expenses to the Loan Account as a Domestic Rate Loan type of Revolving Loan and add them to the Obligations.

(f)             Notwithstanding anything to the contrary in the Loan Documents, (i) net cash proceeds of Term Lender Priority Collateral, (ii) Term Loan Debt proceeds, and (iii) solely to the extent received by a Loan Party during any time that the Term Loan Credit Agreement is in effect, proceeds received in cash or cash equivalents from the issuance of any Equity Interests or any other additions to the equity of a Person (including retained earnings) or any contributions to such capital, in each case, may be maintained in an unblocked operating account of Borrower maintained with Lender and applied in accordance with the terms of the Term Loan Credit Agreement.

4.4            Preservation and Disposition of Collateral. Each Loan Party will safeguard and protect all Collateral for Lender’s general account and shall make no disposition thereof whether by sale, lease or otherwise except as may be otherwise permitted under this Agreement. Following the occurrence and during the continuance of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1, Lender may at any time take such steps as Lender deems necessary to protect Lender’s interest in and to preserve the Collateral, including (a) the hiring of such security guards or the placing of other security protection measures as Lender may deem appropriate; (b) employing and maintaining at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Lender’s interests in the Collateral; (c) leasing warehouse facilities to which Lender may move all or part of the Collateral; and (d) using any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral. Lender shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Loan Party’s Real Property. Each Loan Party shall cooperate fully with all of Lender’s efforts to preserve the Collateral as permitted in the foregoing sentence and will take such actions to preserve the Collateral as Lender may direct. Lender is hereby authorized by the Loan Parties, from time to time in Lender’s sole discretion, (a) after the occurrence and during the continuance of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Loans to Borrower which Lender, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement. All of Lender’s expenses of preserving the Collateral in accordance with the foregoing, including any expenses relating to the bonding of a custodian, shall be charged to the Loan Account as a Domestic Rate Loan type of Revolving Loan and added to the Obligations.

4.5            Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Lender’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a security interest in each and every item of its respective Collateral to Lender; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each Loan Document or other writing executed by any Loan Party or delivered to Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Inventory shall be located as set forth on Schedule 4.5 (as such schedule may be updated from time to time and delivered to Lender) and shall not be removed from such location(s) without the prior written consent of Lender except with respect to the sale of Inventory in the ordinary course of business and with respect to Inventory in transit from one location identified on Schedule 4.5 (as such schedule may be updated from time to time) to another location identified on Schedule 4.5.

4.6            Defense of Lender’s Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Lender’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Lender’s prior written consent, pledge, sell (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, and except for sales, assignments, and transfers expressly permitted elsewhere herein, any part of the Collateral. Each Loan Party shall defend Lender’s interests in the Collateral against any and all Persons whatsoever. At any time after an Event of Default or Default has occurred, Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Lender exercises such right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble the Collateral in the best manner possible and make it available to Lender at a place reasonably convenient to Lender. In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. After the occurrence and during the continuance of an Event of Default, each Loan Party shall, and Lender may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Lender’s trustee, and such Loan Party will immediately deliver them to Lender in their original form together with any necessary endorsement.

4.7            Books and Records. Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all charges; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Accounts, advances and investments and all other proper accruals (including accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this Section 4.7 shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountants as shall then be regularly engaged by Borrower or the other Loan Parties.

4.8            [Reserved].

4.9            Compliance with Laws. Each Loan Party shall be in compliance with all laws, acts, rules, regulations and orders of any Governmental Body with jurisdiction over it or the Collateral or any part thereof or to the operation of such Loan Party’s business, including, without limitation the PATRIOT ACT and Beneficial Ownership Regulations, unless such failure would not reasonably be expected to have a Material Adverse Effect. The Collateral at all times shall be maintained in accordance with the material requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

4.10          Inspection of Premises; Appraisals. At all times as Lender deems necessary, Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Lender and its agents may enter upon any of each Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time as Lender deems necessary or desirable, for the purpose of auditing, inspecting and appraising the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. Lender shall have the right to conduct such field examinations, inspections and appraisals at such times as Lender deems necessary, in each case, at Borrower’s expense; provided that, (a) Loan Parties shall be required to pay for no more than two (2) field exams and one (1) Inventory appraisal per calendar year unless an Event of Default occurs, in which case such limitations shall not apply and (b) unless an Event of Default exists, Lender shall schedule its audits and inspections so as to minimize interference with Borrowers’ business.

4.11          Insurance. Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense in amounts and with carriers acceptable to Lender, each Loan Party shall (a) keep all its insurable properties and properties in which each Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; and (e) furnish Lender with (i) a status report with respect to the renewal of all such insurance no later than ten (10) days before the expiration date thereof, (ii) evidence of the maintenance of all such insurance by the renewal thereof no later than the expiration date thereof, and (iii) lender loss payable and additional insured endorsements in form and substance satisfactory to Lender, naming Lender as an additional insured and lender loss payee as its interests may appear but only with respect to all insurance coverage covering damage, loss or destruction of Collateral, and providing (A) that all proceeds thereunder covering a loss of or damage to Collateral shall be payable to Lender, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and lender loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Lender. The Loan Parties shall provide copies of all such insurance policies (including the appropriate lender loss payee and additional insured endorsements) within ten (10) days after Lender’s request. In the event of any loss under any insurance covering Collateral, the carriers named in such insurance policies covering Collateral hereby are directed by Lender and the applicable Loan Party to make payment for such loss to Lender and not to such Loan Party and Lender jointly. If any insurance losses with respect to Collateral are paid by check, draft or other instrument payable to any Loan Party and Lender jointly, Lender may endorse such Loan Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims under insurance coverage with respect to Collateral. All loss recoveries with respect to Collateral received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine. Any surplus with respect to Collateral shall be paid by Lender to Borrower or any other Loan Party or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to Lender, on demand.

4.12          Failure to Pay Insurance. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and such premium shall be charged to the Loan Account as a Domestic Rate Loan type of Revolving Loan and added to the Obligations.

4.13          Payment of Taxes. Each Loan Party will pay, when due (taking into account extensions), all material taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, except those taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding and sufficient reserves are established in accordance with GAAP and either have enforcement stayed or be bonded in a manner satisfactory to Lender. Loan Parties shall provide prompt written notice to Lender of any material tax disputes or contests. No Loan Party shall suffer to exist any tax lien on any Collateral except Permitted Encumbrances. Upon Lender's request, Loan Parties shall provide evidence of tax payments and tax compliance, including tax receipts, returns, and assessments. Lender shall have the right, but not the obligation, to pay any taxes or discharge any tax lien if Loan Parties fail to do so, and any amounts so paid shall be charged to the Loan Account as a Domestic Rate Loan and added to the Obligations.

4.14          Payment of Leasehold Obligations. Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Lender’s reasonable request will provide evidence of having done so.

4.15          Accounts Receivable. Each Loan Party represents, warrants and agrees as follows:

(a)            Nature of Accounts. Each Account that constitutes Collateral is a bona fide and valid account representing a bona fide obligation incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto (other than immaterial or unintentional invoice), with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services fully rendered by a Loan Party as of the date such Account is created. Each such Account is due and owing without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Loan Parties to Lender.

(b)            Solvency of Account Debtors. With respect to each Account that constitutes Collateral, to Borrower’s knowledge, each Account Debtor, as of the date such Account is created, is solvent and expected to be able to pay the full amount of such Account when due. To the extent any Account Debtor is not solvent, Borrower maintains, in accordance with its customary accounting practices, reserves on its books that it believes are adequate to cover the reasonably anticipated uncollectible portion of such Accounts.

(c)            Locations of Loan Parties. Each Loan Party’s state of organization and the address and location of its chief executive office are set forth on Schedule 4.15(c). Until written notice is given to Lender by Borrower Representative of any other office at which any Loan Party keeps its records pertaining to Accounts, all such records shall be kept at such executive office.

(d)            Notification of Assignment of Accounts. Following the occurrence and during the continuance of an Event of Default, Lender may notify any Account Debtor or any third party holding or otherwise concerned with any Collateral of Lender’s security interest in the applicable Accounts. Upon such notification, Lender may, at its option, assume the exclusive right to collect such Accounts or take possession of the related Collateral, or both. Any reasonable and documented out-of-pocket expenses incurred by Lender in connection with such collection efforts, including costs for postage, communications, and personnel, may be charged to the Loan Account as a Domestic Rate Loan type of Revolving Loan and added to the Obligations.

(e)            Power of Lender to Act on Loan Parties’ Behalf. Lender shall have the right, at any time, to receive, endorse, assign and/or deliver in the name of Lender or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts that constitute Collateral, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby appoints and constitutes Lender or Lender’s designee as such Loan Party’s attorney-in-fact with power (i) at any time to (A) endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment of or relating to the Collateral; and (B) send verifications of Accounts that constitute Collateral to any Account Debtor; and (ii) following the occurrence and during the continuance of an Event of Default, to (A) sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against Account Debtors, assignments and verifications of Accounts; (B) demand payment of the Accounts; (C) enforce payment of the Accounts by legal proceedings or otherwise; (D) exercise all of the Loan Parties’ rights and remedies with respect to the collection of the Accounts and any other Collateral; (E) settle, adjust, compromise, extend or renew the Accounts; (F) settle, adjust or compromise any legal proceedings brought to collect Accounts; (G) prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Account Debtor; (H) prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; and (I) do all other acts and things reasonably necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Lender shall have the right, at any time following the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Loan Party to such address as Lender may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(f)             No Liability. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts that constitute Collateral or any instrument received in payment thereof, except to the extent caused by Lender’s gross negligence or willful misconduct, or for any damage resulting therefrom. Lender may, without notice to or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts that constitute Collateral or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Lender is authorized and empowered to accept the return of the goods represented by any such Accounts, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(g)            Adjustments. No Loan Party will, without Lender’s consent, compromise or adjust any Account (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore (i) customary in the business or industry of Borrower, and (ii) done in the ordinary course of Borrower’s business.

4.16          Maintenance of Equipment. Each Loan Party shall maintain its Equipment in good operating condition and repair in substantial accordance with industry standards (reasonable wear and tear excepted) and shall make all necessary replacements of and repairs thereto so that the value and operating efficiency of such Equipment shall be maintained and preserved. No Loan Party shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.17          Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral, wherever the same may be located and regardless of the cause thereof, except to the extent resulting from Lender’s gross negligence or willful misconduct. Lender shall not assume, whether by anything herein or in any assignment or otherwise, any Loan Party’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.18          Environmental Matters.

(a)            The Loan Parties shall ensure that the Real Property remains in compliance with all Environmental Laws, and they shall not place or permit to be placed any Hazardous Materials on any Real Property except as permitted by applicable law or appropriate Governmental Bodies.

(b)            In the event any Loan Party obtains, gives or receives notice of any Hazardous Discharge at the Real Property or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Environmental Authority, then Borrower Representative shall, within fifteen (15) Business Days, give written notice of same to Lender detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Lender to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

(c)            The Loan Parties shall promptly forward to Lender copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to dispose of Hazardous Materials and shall continue to forward copies of correspondence between any Loan Party and any Environmental Authority regarding such claims to Lender until the claim is settled. The Loan Parties shall promptly forward to Lender copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Lender to protect Lender’s security interest in the Real Property and the Collateral.

4.19          Financing Statements. Except for (a) the financing statements filed by Lender, and (b)  financing statements evidencing Permitted Encumbrances, no financing statement or similar notice of Lien covering any of the Collateral or any proceeds thereof is on file in any public office.

4.20          Commercial Tort Claims.

(a)            The only existing Commercial Tort Claims of any Loan Party (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such Commercial Tort Claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) that constitute Collateral and exceed $100,000 are those listed on Schedule 4.20, as supplemented pursuant to the terms hereof, which sets forth such information separately for each Loan Party.

(b)            Each Loan Party agrees that, if it shall acquire any interest in any Commercial Tort Claim that constitutes Collateral and $100,000 (whether from another Person or because such Commercial Tort Claim shall have come into existence), (i) such Loan Party shall, immediately upon such acquisition, deliver to Lender, in each case in form and substance satisfactory to Lender, a notice of the existence and nature of such Commercial Tort Claim and deliver a supplement to Schedule 4.20 containing a specific description of such Commercial Tort Claim, certified by such Loan Party as true, correct and complete, (ii) the provision of Section 4.1 shall apply to such Commercial Tort Claim (and each Loan Party authorizes Lender to supplement such schedule with a description of such Commercial Tort Claim if such Loan Party fails to deliver the supplement described in clause (i)) and (iii) such Loan Party shall execute and deliver to Lender, in each case in form and substance satisfactory to Lender, any certificate, agreement and other document, and take all other action, deemed by Lender to be reasonably necessary or appropriate for Lender to obtain a perfected security interest in all such Commercial Tort Claims. Any supplement to Schedule 4.20 delivered pursuant to this Section 4.20 shall become part of Schedule 4.20 for all purposes hereunder.

4.21          Pledged Securities.

(a)            Schedule 5.3 sets forth, as of the Closing Date, a complete and accurate list of the ownership of the issued and outstanding Equity Interests of each Loan Party and their respective Subsidiaries, if any. Each Loan Party represents and warrants that (i) all Pledged Securities owned by it have been duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to Lender representing any Pledged Securities, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code as a result of actions by the issuer or otherwise, or, if such certificates are not Securities as defined in Article 8 of the Uniform Commercial Code, such Loan Party has so informed Lender so that Lender may take steps to perfect its security interest therein as a General Intangible and each Loan Party covenants to not cause such certificates to become Securities as defined in Article 8 of the Uniform Commercial Code without Lender’s prior written consent, (iii) with respect to any Pledged Securities not represented by certificates, such Loan Party has so informed Lender so that Lender may take steps to perfect its security interest therein as a General Intangible and each Loan Party covenants to not cause such uncertificated Pledged Securities to become represented by certificates or to become Securities as defined in Article 8 of the Uniform Commercial Code without Lender’s prior written consent, and (iv) all such Pledged Securities held by a securities intermediary are covered by a control agreement among such Loan Party, the securities intermediary and Lender pursuant to which Lender has Control.

(b)            (i) None of the Pledged Securities has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) except as set forth on Schedule 5.3, there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Securities or which obligate the issuer of any Pledged Securities to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Body or any other Person is required for the pledge by such Loan Party of such Pledged Securities pursuant to this Agreement or for the exercise by Lender of remedies in respect of the Pledged Securities, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c)            (i) Each Loan Party hereby grants a security interest in and pledges and collaterally assigns all of each Loan Party’s rights and title to the Pledged Securities. For the better protection of Lender hereunder, the Loan Parties shall execute appropriate transfer powers with respect to the Pledged Securities represented by certificates and, concurrently therewith, deliver such the Pledged Securities and the aforesaid transfer powers with Lender promptly upon Lender’s request. (ii) Each Loan Party authorizes Lender, at any time after the occurrence and during the continuance of an Event of Default, to transfer the Pledged Securities into the name of Lender or Lender’s nominee, but Lender shall be under no duty to do so. Notwithstanding any provision or inference herein or elsewhere to the contrary, unless and until there shall have occurred and is continuing an Event of Default (A) Lender shall have no right to vote the Pledged Securities, and (B) the Loan Parties shall be entitled to receive and retain (free from the lien of Lender once paid) all dividends and other distributions made with respect to the Pledged Securities prior to an Event of Default, unless the payment of such dividends or distributions causes an Event of Default (and for clarification, the Loan Parties may in all cases receive and retain (free from the lien of Lender once paid) dividends permitted by this Agreement made prior to an Event of Default). (iii) Lender shall at all times have the rights and remedies of a secured party under the Uniform Commercial Code and New York law as in effect from time to time, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, the Notes or any other Loan Document, or otherwise provided in law or equity. Upon the occurrence and during the continuance of an Event of Default hereunder, Lender, in its sole discretion, may sell, assign, transfer and deliver the Pledged Securities, at any time, or from time to time. No prior notice need be given to the Loan Parties or to any other Person in the case of any sale of the Pledged Securities that Lender reasonably determines to be declining speedily in value or that is customarily sold in any securities exchange, over-the-counter market or other recognized market, but in any other case Lender shall give Borrower Representative no fewer than ten days prior notice of either the time and place of any public sale of the Pledged Securities or of the time after which any private sale or other intended disposition thereof is to be made. Each Loan Party waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Lender may purchase the Pledged Securities, or any part thereof, free from any right of redemption, all of which rights each Loan Party hereby waives and releases. After deducting all expenses, and after paying all claims, if any, secured by liens having precedence over this Agreement, Lender may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as Lender in its sole discretion may deem advisable. Any excess, to the extent permitted by law, shall be paid to the Loan Parties.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each Loan Party as to itself and any Subsidiary represents and warrants as follows:

5.1            Authority. Each Loan Party has the full limited liability company or other organizational power, authority and legal right to enter into this Agreement and the other Loan Documents to which it is a party and to perform all of its respective obligations hereunder and thereunder, as applicable. This Agreement and the other Loan Documents to which each Loan Party is a party constitute the valid and legally binding obligations of such Loan Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Loan Documents by each Loan Party has been authorized by all necessary limited liability company or other organizational action.

5.2            Formation and Qualification; Subsidiaries. Each Loan Party is duly formed or organized, as applicable, and in good standing under the laws of the jurisdictions listed on Schedule 5.2 and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2 which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party or Subsidiary to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Net-Zero North HoldCo, LLC, a Delaware limited liability company, wholly-owns each of the other Loan Parties and has no other Subsidiaries. None of the other Loan Parties have any Subsidiaries.

5.3            Officers, Members, Capitalization. The names and titles of all executive officers of each Loan Party as of the Closing Date, are set forth on Schedule 5.3. Schedule 5.3 also sets forth for each Loan Party as of the Closing Date, the names of such Loan Party’s equity holders and a description of such Person’s Equity Interest in such Loan Party (including, if applicable, a listing of the share or unit certificates and the number of shares or units of Equity Interests held by such Person). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests in any Loan Party, except as set forth on Schedule 5.3.

5.4            Governmental Approvals; No Conflicts. The consummation of the transactions contemplated by this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any material law applicable to any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any assets of any of them, or give rise to a right thereunder to require any payment to be made by any Loan Party, except where such violation or default could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Permitted Encumbrances.

5.5            Tax Returns. Each Loan Party has filed all material federal, state and local tax returns and other reports such Loan Party or Subsidiary is required by law to file and has paid all material taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of such Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its or any Subsidiaries books. No tax Liens have been filed and no claims are being asserted in writing by any Governmental Body with respect to any taxes.

5.6            Financial Statements.

(a)            The monthly projected statements of income, statements of cash flow, balance sheet and availability, for the twelve-month period ending December 31, 2025 and 2026, of Borrower prepared on a consolidated basis (and copies of which were delivered to Lender), were prepared by an Authorized Officer of Borrower Representative, are based on underlying assumptions and estimates which provide a reasonable basis for the projections contained therein and reflect Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(b)            Each of (i) the consolidated balance sheets of the Seller as of September 30, 2023 and September 30, 2024, respectively, and the related statements of income, changes in stockholder’s or member’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, and (ii) the consolidated balance sheets of Borrower and such other Persons described therein as of November 30, 2025, and the related statements of income, changes in stockholders’ equity, and changes in cash flow for the period ended on such date, prepared by an Authorized Officer of Borrower Representative, copies of which have been delivered to Lender, have been prepared in accordance with GAAP, consistently applied and present fairly in all material respects the financial condition of Borrower at such date and the results of their operations for such period. Since the date of the financial statements and other reports described in the immediately preceding sentence, there has been no change in the financial condition of Borrower taken as a whole as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property, if any, owned by Borrower and Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has had, or reasonably could be believed to cause in the future, a Material Adverse Effect.

5.7            Organization Name. No Loan Party has been known by any other name in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.8            OSHA and Environmental Compliance.

(a)            Each Loan Party has duly complied with, and (i) its facilities, business, assets, property, and Equipment, and (ii) to its knowledge, its leaseholds are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws, in each case of clauses (i) and (ii) above, except where failure to so comply could not reasonably be expected to result in a Material Adverse Effect; and, there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to the business, assets, property, leaseholds or Equipment of such Person under any such laws, rules or regulations, except with respect to matters that could not reasonably be expected to result in a Material Adverse Effect.

(b)            Each Loan Party has been issued all required federal, state and material local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)            (i) There are no releases, spills, discharges, leaks or disposal of Hazardous Materials at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) to the knowledge of any Loan Party, the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Materials and (iv) no Hazardous Materials are present on the Real Property, in each case of clauses (i) – (iv) above, except as could not be reasonably expected to have a Material Adverse Effect.

5.9            Solvency; No Litigation, No Violation, ERISA.

(a)            After giving effect to the transactions to occur on the Closing Date and each future date on which any Advance is made, the Loan Parties, on a consolidated basis, will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage. As of the Closing Date, the fair present saleable value of the assets of the Loan Parties, on a consolidated basis, calculated on a going concern basis, is in excess of the amount of their liabilities, taken as a whole. As of each future date on which any Advance is made, the fair saleable value of the assets of the Loan Parties, on a consolidated basis, calculated on a going concern basis, will be in excess of the amount of their liabilities, taken as a whole.

(b)            Except as disclosed in Schedule 5.9(b), no Loan Party has as of the Closing Date any pending, or to the knowledge of any Authorized Officer of any Loan Party, threatened (in writing) litigation, arbitration, action or proceeding seeking damages. No Loan Party has any pending, or to the knowledge of any Authorized Officer of any Loan Party, threatened (in writing) litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect.

(c)            No Loan Party is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

(d)            No Loan Party maintains, contributes to, or is required to contribute to, any Plan or Multiemployer Plan.

5.10          Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names and trade secrets owned or utilized by any Loan Party, and all licenses owned or utilized by any Loan Party for any Intellectual Property provided that any such license covers Intellectual Property that is material to the business of any Loan Party or is otherwise of material value, are set forth on Schedule 5.10, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the patents, trademarks, service marks, copyrights, design rights, tradenames, assumed names, trade secrets and licenses which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge, except as set forth in Schedule 5.10. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all customized software licensed by any Loan Party, such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.10.

5.11          Licenses and Permits. Each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.12          Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.13          No Burdensome Restrictions; No Default. No Loan Party is party to any contract or agreement, the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance. No Loan Party is in default in the payment or performance of any of its material contractual obligations and no Default has occurred.

5.14          No Labor Disputes. No Loan Party is involved in any labor dispute and there are no strikes or walkouts or union organization of any employees of any Loan Party threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement.

5.15          Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance or the other Loans will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16          Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17          Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not materially misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18          Material Business Agreements. All Material Business Agreements to which any Loan Party is a party or is bound are listed on Schedule 5.18. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Business Agreement to which it is a party.

5.19          Application of Certain Laws and Regulations. No Loan Party nor any Affiliate of any Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.20          Business and Property of the Loan Parties. Upon and after the Closing Date, no Loan Party proposes to engage in any business other than its business as is currently being undertaken and activities ancillary or necessary to conduct the foregoing. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.

5.21          Anti-Corruption Laws and Sanctions.

(a)            None of (i) any Loan Party or any of its directors, officers, employees or Affiliates, or (ii) any agent or representative of any Loan Party that will act in any capacity in connection with, or benefit from, the credit facilities provided hereunder, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or has the purpose of evading or avoiding any Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries, and each director, officer, employee, agent and Affiliate of the Loan Parties and their respective Subsidiaries, is in compliance with the Anti-Corruption Laws.

(b)            No proceeds of any Advance or other Loan have been used, directly or indirectly, by any Loan Party or any of its directors, officers, employees, Affiliates or agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

5.22          Beneficial Ownership Certificate. The Loan Parties represent that the information included in each Beneficial Ownership Certification delivered to Lender is true and correct in all respects.

ARTICLE 6
AFFIRMATIVE COVENANTS

Each Loan Party agrees as to itself and each Subsidiary, until payment in full of the Obligations and termination of this Agreement, that it shall:

6.1            Conduct of Business and Maintenance of Existence and Assets.

(a)            Conduct continuously and operate actively its business and the business of any Subsidiary according to good business practices;

(b)            maintain all of its properties and the properties of any Subsidiary useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks necessary for the conduct of its business, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect;

(c)            keep in full force and effect its existence and the existence of any Subsidiary and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and

(d)            make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain all rights, licenses, leases, powers and franchises of itself or any Subsidiary, in each case, that are necessary for the conduct of its business or the business of its Subsidiaries under the laws of the United States or any political subdivision thereof and under any other laws having application to such Person.

6.2            Violations. Promptly (and in any event within five (5) Business Days) notify Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or the Collateral which could reasonably be expected to have a Material Adverse Effect.

6.3            Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio for Borrower on a consolidated basis of not less than 1.10 to 1.00, which ratio shall be determined as of (a) March 31, 2026 for the three (3) consecutive quarter period ending on such date, and, (b) June 30, 2026, and as of the last day of each fiscal quarter thereafter, in each case, for the four (4) consecutive quarter period ending on each such date.  For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the Capital Expenditures, dividends, distributions and permitted repurchases of Equity Interests paid in cash shall be deemed to be zero, and Consolidated Fixed Charges shall be deemed to be one dollar ($1.00) in each of the periods ending June 30, 2025, September 30, 2025, and December 31, 2025.

6.4            Execution of Supplemental Instruments. Each Loan Party will, and will cause each Subsidiary to execute and deliver, or cause to be executed and delivered, to Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions), which may be required by law or which Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created, all at the expense of the Loan Parties.

6.5            Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its Indebtedness.

6.6            Standards of Financial Statements. Cause all financial statements referred to in Sections 9.5, 9.6, 9.7 and 9.8 to be complete and correct in all material respects (subject, in the case of interim financial statements, to notes and normal year-end audit adjustments) and to be prepared in reasonable detail.

6.7            Taxes. Pay, when due (taking into account permitted extensions), all income taxes, assessments and other material Charges, except to the extent (i) the validity or amount of any such taxes, assessments and other material Charges is being contested in good faith by appropriate proceedings, (ii) adequate reserves with respect thereto are maintained on the books of the applicable Loan Party if and to the extent required by GAAP, and (iii) such contest (x) could not reasonably be expected to have a Material Adverse Effect and (y) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by the Lender.

6.8            Compliance with Anti-Corruption Laws and Sanctions. Conduct its businesses in compliance with all Anti-Corruption Laws and applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws and applicable Sanctions.

ARTICLE 7
NEGATIVE COVENANTS

No Loan Party, until satisfaction in full of the Obligations and termination of this Agreement, shall:

7.1            Merger, Consolidation, Acquisition and Sale of Assets.

(a)            (i) Enter into any merger (except where the applicable Loan Party is the surviving entity), division, consolidation or other reorganization with or into any other Person or (ii) (except with respect to investments permitted under Section 7.4) acquire all or a substantial portion of the assets or stock of any Person.

(b)            Sell, pledge, lease, transfer or otherwise dispose of any of its properties or assets in excess of $1,200,000 per year in the aggregate, other than (i) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete, not to exceed in the aggregate the sum of $1,200,000 in any fiscal year, (ii) sales of inventory to Account Debtors in the ordinary course of business, (iii) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business, (iv) sales or other dispositions of equipment or other property (including iron) in the ordinary course of the business.

7.2            Creation of Liens. Create, assign, transfer or suffer to exist any Lien upon or against any of its Collateral, except Permitted Encumbrances, or enter into any agreement or undertaking restricting the right or ability of any Loan Party or Lender to sell, assign or transfer any Collateral except as are expressly provided for herein.

7.3            Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or Guaranty thereof or otherwise (other than to Lender or any affiliate of Lender) except (a) the endorsement of checks in the ordinary course of business, (b) guarantees made by a Loan Party with respect to the Obligations of another Loan Party, (c) guarantees permitted under Section 7.8 and (d) guarantees by any Loan Parties of leases (other than Capital Lease obligations) or of other obligations, in each case, of another Loan Party, in each case entered into in the ordinary course of business.

7.4            Investments. Purchase, hold, acquire or invest in the obligations or stock of, or any other interest in, or make or permit to exist any investment or any other interest in (including any option, warrant or other right to acquire any of the foregoing) any Person, except (a) investments existing on the Closing Date and set forth on Schedule 7.4, (b) obligations issued or guaranteed by the United States of America or any agency thereof, (c) commercial paper with maturities of not more than one year after the date of acquisition, issued by a corporation (other than an affiliate of any Loan Party) organized an in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of not less than A-1 or P-1 (or the equivalent rating), (d) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (e) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (b) above entered into with a bank meeting the qualifications described in clause (d) above; (f) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by Standard & Poors, Inc or with an equivalent rating from Moody’s Investors Service, Inc.; (g) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (b) through (f) above; (h) taxable and tax-exempt auction rate securities rated AAA by Standard & Poors, Inc and Aaa by Moody’s and with a reset of less than ninety (90) days; (i) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A or higher by Standard & Poors, Inc and A-2 or with an equivalent rating from Moody’s Investors Service, Inc., and (iii) have portfolio assets of at least $500,000,000; (j) cash; (k) investments by a Loan Party in a Loan Party; (l) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (m) investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business, (n) investments consisting of endorsement of negotiable instruments for deposit or collection or other similar transactions in the ordinary course of business and (o) investments consisting of Capital Expenditures permitted hereunder.

7.5            Loans. Make advances, loans or extensions of credit to any Person, including without limitation any holder of an Equity Interest in Borrower, any Subsidiary or Affiliate, other than another Loan Party, except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business.

7.6            [Reserved].

7.7            Dividends, Distributions and Restricted Payments. Declare, pay or make any dividend on any shares of the common stock, preferred stock or other Equity Interest, as applicable, of any Loan Party (other than dividends or distributions payable in stock or other Equity Interest, as applicable, or splits or reclassifications of its stock or other Equity Interests), or apply or otherwise distribute any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or other Equity Interest, or any warrant as applicable, or of any options to purchase or acquire any such shares of common or preferred stock or other Equity Interest, as applicable, of any Loan Party, or pay any management, consulting or other similar fees, charges or expenses, other than, (a) with respect to any Loan Party, distributions may be made by any such Loan Party (and may be directly or indirectly made to such Loan Party by any direct or indirect Subsidiaries to fund distributions under this clause (a)) which has elected to be taxed in accordance with Subchapter S and any comparable state tax laws to its respective shareholders in an amount necessary for the payment of the federal and state income tax obligations on account of the attribution of each such Loan Party’s income to such shareholders by reason of such Loan Party being a Subchapter S corporation in each case determined by reference to the shareholder who has the highest combined marginal rate for income tax purposes so long as (i) a notice of termination with regard to this Agreement shall not be outstanding, (ii) no Event of Default or Default shall exist immediately prior to or after giving effect to such dividend or distribution; (b) non-tax dividends or distributions or treasury stock redemptions so long as, Borrower Representative shall have certified to Lender in writing (with reasonable detail) that: (i) no Event of Default or Default shall exist immediately prior to or after giving effect to such dividend or distribution, (ii) the Consolidated Fixed Charge Coverage Ratio calculated in accordance with Section 6.3 shall equal or exceed 1.20 to 1.00 as of the last day of the fiscal quarter immediately preceding such dividend or distribution after giving effect to such dividend or distribution as if it had been made during such prior fiscal quarter, and (iii) Undrawn Availability exceeds fifteen percent (15%) of the Revolving Commitment immediately prior to and after giving effect to such dividend or distribution; (c) with respect to the Loan Parties, any distributions may be made to the Loan Parties to enable them to pay any Charges required by applicable Law; (d) any Subsidiary of Borrower may make any dividend or distribution to Borrower; and (e) the Closing Date Distribution.

7.8            Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except in respect of:

(a)            Indebtedness existing on the Closing Date and set forth on Schedule 7.8 (including any extensions, renewals or refinancings thereof);

(b)            Indebtedness to Lender or any affiliate, regardless of whether pursuant to the Loan Documents;

(c)            Indebtedness incurred for Capital Expenditures;

(d)            Indebtedness as permitted under Section 7.3;

(e)            Term Loan Debt to the extent it remains subject to and complies with the terms of the Term Loan Intercreditor Agreement;

(f)             unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $1,200,000;

(g)            Lease obligations to the extent incurred in the ordinary course of business (and Indebtedness incurred to finance any such obligations); provided that (i), except with respect to Capital Lease obligations, the aggregate principal amount of each such lease or purchase money obligation, the capitalized portion of each such lease or purchase money obligation and the remaining payment obligations with respect to each operating lease do not at any one time exceed $3,000,000 in the aggregate for all Loan Parties and (ii) in the case of Capital Lease obligations, not to exceed an aggregate outstanding amount of $300,000 for all Loan Parties at any time, and, in each case, any such obligation’s collateral is limited to solely the equipment or asset being financed therewith;

(h)            (i) current accounts payable not more than ninety (90) days past due or which are being contested in accordance with the Permitted Contest Conditions, interest thereon, regulatory bonds, surety obligations and accrued expenses incurred, in the ordinary course of business and (ii) accounts payable more than ninety (90) days past due in an amount not to exceed $2,500,000 at any one time in the aggregate for all Loan Parties;

(i)             Indebtedness between the Loan Parties; provided that all such Indebtedness shall be fully subordinated in priority and payment to the Obligations on terms that are reasonably acceptable to Lender;

(j)             obligations in respect of rights-of-way, easements and servitudes, in each case, to the extent permitted hereunder;

(k)            Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, incurred in the ordinary course of business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(l)             Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards or other similar cash management services, in each case, incurred in the ordinary course of business and in an aggregate amount outstanding at any time not to exceed $300,000; and

(m)           other unsecured Indebtedness of the Loan Parties in an aggregate amount outstanding at any time not to exceed $1,200,000.

7.9            Nature of Business. Change the nature of the business in which it is currently engaged or business activities incidental or related thereto.

7.10          Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except for (a) transactions set forth on Schedule 7.10 hereto, (b) payments permitted under Section 7.7, and (c) transactions in the ordinary course of business, on an arm’s length basis, and on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

7.11          [Reserved].

7.12          Subsidiaries; Partnerships.

(a)            Form any Subsidiary unless, (i) such Subsidiary expressly becomes a Borrower and becomes jointly and severally liable for the obligations of Borrower hereunder, under the Notes and under any other Loan Document between Borrower and Lender, (ii) Borrower pledges 100% of the Equity Interest of such Subsidiary to Lender, (iii) Lender shall have received all documents, including organizational documents and legal opinions it may reasonably require in connection therewith, including, without limitation, all information that may be reasonably requested by Lender to comply with applicable “know your customer” requirements established by U.S. regulatory authorities (including without limitation pursuant to the Beneficial Ownership Regulation) and (iv) such Subsidiary grants perfected Liens in its assets constituting Collateral to Lender in accordance with the Loan Documents; provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the Borrowing Base in accordance with the terms of this Agreement until such time as Lender makes such determination in its Permitted Discretion; or

(b)            Enter into any partnership, joint venture or similar agreement.

7.13          Fiscal Year and Accounting Changes. Change its fiscal year from twelve consecutive calendar months ending on December 31st of each calendar year or make any material change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required or permitted by law.

7.14          Pledge of Credit. Now or hereafter pledge Lender’s credit on any purchase or for any purpose whatsoever.

7.15          Amendment of Charter Documents. Amend, modify or waive any term or material provision of its Charter Documents, to the extent any such amendment, modification or waiver would be adverse to Lender.

7.16          ERISA. Create, maintain or become obligated to contribute to any Plan or Multiemployer Plan.

7.17          Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to (i) Lender or any affiliate of Lender, or (ii) as required or permitted under the Term Loan Documents; provided such payments made pursuant to the Term Loan Documents are in compliance with the terms and conditions of the Term Loan Intercreditor Agreement).

7.18          Purchase of Equity Interests. No Loan Party shall, not shall it permit any Subsidiary to, purchase, redeem or otherwise acquire any of such Loan Party’s issued Equity Interests.

7.19          Modification of Material Business Agreements. Amend, waive or otherwise modify in any material respect the terms of any Material Business Agreement without the prior written consent of Lender.

ARTICLE 8
CONDITIONS PRECEDENT

8.1            Conditions to Initial Loans. The agreement of Lender to make the initial Loans and other Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of such Loans and other Advances, of the following conditions precedent, unless waived by Lender:

(a)            Loan Documents. Lender shall have received duly executed Loan Documents all in form and substance satisfactory to Lender;

(b)            Collateral and Security. All Working Capital Priority Collateral items required to be physically delivered to Lender under the Loan Documents shall have been so delivered, accompanied by any appropriate instruments of transfer (or arrangements satisfactory to Lender for such delivery shall be in place);

(c)            Lien Searches. Lender shall have received accurate and complete copies of any Lien, pending suit and other public record searches reasonably required by Lender;

(d)            Filings, Registrations and Recordings. Subject to the terms and conditions of the Term Loan Intercreditor Agreement, each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Lender to be filed, registered or recorded in order to create, in favor of Lender, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and all actions necessary to perfect and protect the Liens of Lender shall have been taken;

(e)            Organizational Proceedings of the Loan Parties. Lender shall have received a copy of the resolutions in form and substance reasonably satisfactory to Lender, of the Member of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Note and the other Loan Documents, and (ii) the granting by such Loan Party of the security interests in and Liens upon the Collateral, in each case, certified by an Authorized Officer of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f)             Incumbency Certificates of the Loan Parties. Lender shall have received a certificate of an Authorized Officer of each Loan Party, dated the Closing Date, as to the incumbency and signature of the Authorized Officers of each Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such certifying Authorized Officer;

(g)            Certificates. Lender shall have received a copy of the Charter Documents of each Loan Party, together with all amendments thereto, certified by the Secretary of State or other appropriate official of such entity’s jurisdiction of formation, incorporation or organization, as applicable (with respect to the formation documents), and by an Authorized Officer of such Loan Party (with respect to the governance documents);

(h)            Good Standing. Lender shall have received copies of good standing certificates, or similar certifications, as applicable, for the Loan Parties dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such entity’s jurisdiction of incorporation or organization, as applicable, and each jurisdiction where the conduct of each entity’s business activities or the ownership of each such entity’s properties necessitates qualification;

(i)             Legal Opinion. Lender shall have received the executed legal opinion of Faegre Drinker Biddle & Reath LLP, counsel to each Loan Party, in form and substance reasonably satisfactory to Lender, which shall cover such matters incident to the transactions contemplated by this Agreement, and the other Loan Documents as Lender may reasonably require and the Loan Parties hereby authorize and direct such counsel to deliver such opinion to Lender;

(j)             No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Loan Party or against the officers or managers of any Loan Party, (A) in connection with the Loan Documents or any of the transactions contemplated thereby and which, in the reasonable discretion of Lender, is deemed material or (B) which Lender determines could have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to the Loan Parties or the conduct of their businesses, taken as a whole, shall have been issued by any Governmental Body;

(k)            Field Examination; Trade References. Lender shall have (i) completed a field examination of the Working Capital Priority Collateral and received an Inventory appraisal, the results of which shall be reasonably satisfactory in form and substance to Lender, (ii) reviewed all books and records in connection with the Collateral, (iii) reviewed various trade references with respect to the Loan Parties, in form and substance reasonably satisfactory to Lender, and (iv) reviewed customer lists, in form and substance reasonably satisfactory to Lender;

(l)             Fees. Lender shall have received all fees payable to Lender on or prior to the Closing Date (it being agreed that all or a portion of such fees may be paid with proceeds of the Loans made on the Closing Date);

(m)           Financial Statements; Projections. Lender shall have received the financial statements set forth in Section 5.6(b), and such financial statements shall not in the reasonable judgment of Lender, reflect any material adverse change in the financial condition of the Loan Parties, taken as a whole. Lender shall have received a copy of projections which shall be reasonably satisfactory in all material respects to Lender;

(n)            Insurance. Lender shall have received, in form and substance reasonably satisfactory to Lender, evidence that each Loan Party has the insurance required by Section 4.11, (to the extent permitted under the Term Loan Intercreditor Agreement) listing Lender as lender loss payee, additional insured or mortgagee, as applicable;

(o)            Payment Instructions. Lender shall have received written instructions from Borrower Representative directing the application of proceeds of the initial Loans and other Advances made pursuant to this Agreement;

(p)            Collection Accounts. Lender shall have received the duly executed (i) Lockbox agreement and (ii) other agreements establishing the Cash Collateral Account and any other required accounts with Lender for the collection or servicing of the Accounts and proceeds of the Collateral and evidence satisfactory to Lender that Borrower has directed all Account Debtors to remit payments to the Lockbox;

(q)            Consents. Lender shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by the Loan Documents;

(r)             No Adverse Material Effect. (i) Since September 30, 2024, no event shall have occurred and no condition shall exist which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Lender shall have been proven to be inaccurate or misleading in any material respect;

(s)            Waivers. Lender shall have received Waivers satisfactory to Lender with respect to all premises leased by the Loan Parties or at which Inventory is located;

(t)             Contract Review. Lender and its counsel shall have reviewed all Material Business Agreements and such agreements shall be satisfactory in all respects to Lender and its counsel;

(u)            Borrowing Base; Closing Date Undrawn Availability. Lender shall have received an executed Borrowing Base Certificate from Borrower Representative demonstrating that the aggregate amount of Eligible Accounts and Eligible Inventory is sufficient in value and amount to support the Advances in the amount requested by Borrower Representative on the Closing Date. After giving effect to the initial Advances hereunder, Borrowers shall have Closing Date Undrawn Availability of at least $7,500,000;

(v)            Beneficial Ownership. Lender shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information in respect of Borrower and its Affiliates required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulations, that has been reasonably requested by Lender;

(w)           Term Loan Intercreditor Agreement. Lender shall have (a) reviewed and be satisfied with the terms of the Term Loan Documents and (b) received a fully executed copy of the Term Loan Intercreditor Agreement; and

(x)            Other Documents. Lender shall have received such other documents as Lender or its counsel may have reasonably requested.

8.2            Conditions to Each Advance. The agreement of Lender to make any Advance requested to be made on any date (including the initial Loans and Advances), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to any Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(b)            No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that, Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

(c)            Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Revolving Exposure shall not exceed the Maximum Borrowing Amount.

Each request for an Advance by Borrower Representative hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section 8.2 shall have been satisfied.

8.3            Post Closing Items. Except as otherwise provided herein, Lender shall not be required to make any new Advance hereunder if Borrower fails to satisfy any of the following conditions as and when specified below (unless a longer period is agreed to by Lender in writing in its sole discretion):

(a)            Real Property. As soon as possible, but in any event, within sixty (60) days of the Closing Date, with respect to the parcel of Real Property, Lender shall have received:

(i)	a Mortgage;

(ii)	an environmental indemnity agreement;

(iii)	a title commitment acceptable to Agent;

(iv)	if any such parcel of Real Property is determined by Agent to be in a flood zone, a flood notification form signed by Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to Agent; and

(v)	such other information, documentation, and certifications as may be reasonably required by Agent.

ARTICLE 9
INFORMATION AS TO THE LOAN PARTIES

Borrower shall, on behalf of itself and the other Loan Parties, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1            Disclosure of Material Matters. Immediately upon learning thereof, report to Lender any Default and all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including any Lien or claim asserted against the Collateral, any loss, damage or destruction of any material portion of the Collateral, and any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or material claims or material disputes asserted by any Account Debtor or other obligor.

9.2            Schedules and Certificates. Deliver to Lender on or before the fifteenth (15th) day of each calendar month for the prior calendar month:

(a)            an accounts receivable aging (reconciled to the general ledger, the Financials and the Borrowing Base Certificate),

(b)            an accounts payable schedule (reconciled to the general ledger and to the Financials),

(c)            an Inventory report (which shall include a lower of cost or market calculation), and

(d)            a Borrowing Base Certificate (which shall be calculated as of the last day of the prior calendar month and which shall not be binding upon Lender or restrictive of Lender’s rights under this Agreement), together with supporting documentation satisfactory to Lender.

In addition, during a Reporting Trigger Period, Borrower Representative shall deliver to Lender on or before each Tuesday, or if such day is not a Business Day, the following Business Day, for the prior Week an interim Borrowing Base Certificate (which shall be calculated as of the last Business Day of the prior week and which shall not be binding upon Lender or restrictive of Lender’s rights under this Agreement) reflecting all activity (sales, collections, credits, etc.) affecting the accounts of Borrower for all Business Days of the immediately preceding Week, together with supporting documentation satisfactory to Lender. The amount derived as being excluded from Eligible Accounts used on such interim Borrowing Base Certificate shall be the amount that is calculated and updated monthly pursuant to this Section 9.2 and which is satisfactory to Lender. The amount of Eligible Inventory to be included on such interim Borrowing Base Certificate shall be calculated and updated monthly pursuant to this Section 9.2 and which is satisfactory to Lender.

In addition, Borrower Representative will deliver to Lender at such intervals as Lender may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Account Debtor’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents or other information regarding the Collateral as Lender may require including trial balances and test verifications. Lender shall have the right to confirm and verify all Accounts by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 are to be in form satisfactory to Lender and executed by Borrower Representative and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral, and Borrower Representative’s failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral.

9.3            Litigation. Immediately notify Lender in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect on any such Person.

9.4            Material Occurrences. Immediately notify Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any default under any Material Business Agreement; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Loan Parties on a consolidated or consolidating basis as of the date of such statements; (d) each and every default by any Loan Party which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect on any such Person, describing the nature thereof and the action the Loan Parties or such Subsidiary proposes to take with respect thereto; and (f) any material notice given to a Loan Party or sent by a Loan Party under the Term Loan Credit Agreement.

9.5            Annual Financial Statements. Furnish Lender within one hundred twenty (120) days after the end of each fiscal year, audited financial statements of the Loan Parties on a consolidated basis, including statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, together with consolidating schedules, all prepared in accordance with GAAP, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to Lender. In addition, the reports shall be accompanied by a Compliance Certificate of Borrower signed by an Authorized Officer of Borrower Representative, which shall state, among other items, that, based on an examination sufficient to permit such Authorized Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such Compliance Certificate shall have appended thereto calculations which set forth compliance with the requirements or restrictions imposed by Section 6.3.

9.6            Monthly Financial Statements. Furnish Lender within thirty (30) days after the end of each fiscal month, an unaudited balance sheet of the Loan Parties on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Loan Parties and setting forth in each case in comparative form the figures from the projected annual operating budget delivered pursuant to Section 9.8 covering the current fiscal year. Such financial statements and reports shall be accompanied by a Compliance Certificate of an Authorized Officer, which shall state, among other items, that, based on an examination sufficient to permit such Authorized Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower or the applicable Loan Party with respect to such event and, such certificate shall have appended thereto calculations which set forth compliance with the requirements or restrictions imposed by Section 6.3, and any other certification as Lender shall reasonably request.

9.7            Additional Information. Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the representations, warranties, terms, covenants, provisions and conditions of this Agreement, the Notes and the other Loan Documents have been complied with by Borrower, the other Loan Parties, including, without the necessity of any request by Lender, (a) all documentation and other information that Lender requests to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulations, (b) copies of all environmental audits and reviews, (c) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new place of business, closing of any existing place of business or a change in its legal name, and (d) immediately upon any Loan Party’s or any Subsidiary’s learning thereof, notice of any material labor dispute to which any such Person may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party or a Subsidiary is a party or by which any such Person is bound.

9.8            Projected Operating Budget, Availability Forecast. Furnish Lender no later than February 15, 2026 for the fiscal year beginning January 1, 2026 and no later than January 31 for each fiscal year thereafter during the term of this Agreement, a month by month projected operating budget and cash flows of Borrower on a consolidated and consolidating basis for such fiscal year (including an income statement and statement of cash flows for each calendar month, and a balance sheet and availability projection as at the end of each calendar month), such projections to be accompanied by a certificate signed by an Authorized Officer to the effect that such projections and forecasts have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such Authorized Officer has no reasonable basis to question the reasonableness of any material assumptions on which such projections and forecasts were prepared.

9.9            Notice of Suits, Adverse Events. Furnish Lender with immediate notice of (a) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any such Person’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, material in nature, or if requested by Lender, and (d) copies of any material notices and other communications from any Governmental Body which specifically relate to any Loan Party.

ARTICLE 10
EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1          Payment of Obligations. Failure by Borrower to pay any principal or interest on any Loan, reimbursement obligation in respect of any Letter of Credit, prepayment, fee, charge, expense reimbursement or other amount or any other Obligation when due and payable, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or any other Loan Document;

10.2          Payment of Reductions or Mandatory Prepayments. Failure by Borrower to timely pay any amounts due under or in connection with Section 2.5;

10.3          Misrepresentations. Any representation or warranty made or deemed made by any Loan Party in this Agreement, or any Loan Party in any other Loan Document, amendment or modification thereof or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made; provided that such misrepresentation shall not constitute an Event of Default if (i) such condition or circumstance is not reasonably expected to result in a Material Adverse Effect and (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement within ten (10) Business Days after obtaining notice of such Default;

10.4          Failure to Furnish Information, Schedules, Certificates. Failure by any Loan Party to (a) furnish financial statements, financial information, schedules, reports, borrowing base certificates or other information required to be provided hereunder when due and such failure has continued unremedied for a period of two (2) Business Days after the occurrence thereof, (b) furnish any additional financial or other information requested by Lender within ten (10) Business Days (or such longer period as may be approved by Lender in writing) after such information is requested, or (c) permit the inspection of its books or records;

10.5          Liens Against Assets. Issuance of a notice of Lien, levy, assessment, injunction or attachment against (i) the Collateral or (ii) a material portion of the other property of any Loan Party which, in each case, is not discharged or lifted within thirty (30) days;

10.6          Breach of Covenants. (a) Failure or neglect of any Loan Party or Guarantor to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document (other than those in Sections 4.4, 4.7, 4.9, 4.13, 4.14, 4.16, 4.18, 4.19, 4.20, 6.1, 6.2, 6.4, 6.5, or 6.6 hereof) or contained in any other agreement or arrangement, now or hereafter entered into between any Loan Party and Agent; and (b) failure or neglect of any Loan Party or Guarantor to perform, keep or observe any term, provision, condition, covenant or agreement contained in Sections 4.4, 4.7, 4.9, 4.13, 4.14, 4.16, 4.18, 4.19, 4.20, 6.1, 6.2, 6.4, 6.5, or 6.6 hereof and such failure shall continue for thirty (30) days from the occurrence of such failure or neglect;

10.7          Judgment. Any final non-appealable judgment or judgments are rendered or judgment liens filed against any Loan Party or any Guarantor for an aggregate amount in excess of $1,000,000 which, within sixty (60) days of such rendering, or filing is not either fully and completely satisfied, stayed, discharged of record or bonded;

10.8          Insolvency and Related Proceedings. Any Loan Party, any Affiliate or any Guarantor shall (a) apply for, consent to, acquiesce in, or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business, (d) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.9          Guarantor Default. Any Guaranty given in respect of any Obligations shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any such Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which Guarantor is a party, or any Guarantor shall deny that such Guarantor has any further liability under any Guaranty to which such Guarantor is a party, or shall give notice to such effect;

10.10        Material Adverse Effect. Lender, in its sole discretion, determines that a Material Adverse Effect has occurred;

10.11        Loss of Priority Lien. The security interest granted in favor of Lender hereunder (a) with respect to Working Capital Priority Collateral ceases to be or is not a valid and perfected Lien having a first priority interest and (b) with respect to Term Lender Priority Collateral ceases to be or is not a valid and perfected Lien having a second priority interest, in each case of clauses (a) and (b) above, subject to Permitted Encumbrances;

10.12        Breach of Material Business Agreements. A default of the obligations of any Loan Party under any Material Business Agreement to which it is a party shall occur and not be cured within any applicable cure period if such default could reasonably be expected to have a Material Adverse Effect;

10.13        Cross Default; Cross Acceleration. Any Loan Party shall (a) default in any payment of principal of or interest on any Indebtedness, including, without limitation, the Term Loan Debt, beyond any period of grace with respect to such payment or (b) default in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness, including, without limitation, the Term Loan Debt, is created, secured or evidenced, if the effect of such default is to permit the acceleration of any such Indebtedness, including, without limitation, the Term Loan Debt (whether or not such right shall have been waived);

10.14        Change of Control. A Change of Control shall occur with respect to any Borrower;

10.15        Invalidity of Loan Documents. Any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Lender;

10.16        Loss of Material Intellectual Property. (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any material license, permit, patent, trademark or tradename of any Loan Party, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; or (b) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to Lender within thirty (30) days after the date of such revocation or termination;

10.17        Loss of Material Authorizations. (a) Any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception or exemption from of any Loan Party issued by a Governmental Body necessary for the execution, delivery and performance of any material obligation hereunder is terminated or ceases to be in full force or is not obtained, maintained, or complied with, unless such failure (i) could not reasonably be expected to result in a Material Adverse Effect during the cure period under the following clause (ii) and (ii) is remedied within ninety (90) days after the occurrence thereof;

10.18        Destruction of Collateral. Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which might, in the sole discretion of Lender, upon final determination, result in material impairment or loss of the security provided by any Loan Document; or

10.19        Business Interruption. The operations of any Loan Party are interrupted at any time for more than ten (10) consecutive days, which interruption would reasonably be expected to have a Material Adverse Effect.

ARTICLE 11
LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT

11.1          Rights and Remedies. Upon the occurrence and during the continuance of (a) an Event of Default pursuant to Section 10.8, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lender to make Advances and maintain Loans shall be deemed terminated; and (b) any other Event of Default and at any time thereafter (such Event of Default not having previously been cured), at the option of Lender, all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate the obligation of Lender to make Advances and maintain Loans. Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take, to the extent permitted by applicable law, possession of and sell any or all of the Collateral with or without judicial process. To the extent permitted by applicable law, Lender may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Lender may thereupon, or at any time thereafter, in its sole discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require the Loan Parties to make the Collateral available to Lender at a convenient place. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Lender may bid for and become the purchaser, and Lender, or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, Lender is granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (y) Inventory for the purpose of disposing of such Inventory and (z) Equipment for the purpose of completing the manufacture of unfinished goods. After the exercise of remedies provided for in Section 11.1 (or after the Loans have automatically become due and payable and the obligation of Borrower to cash collateralize the Letters of Credit has automatically become effective or if at any time insufficient funds are received by and available to Lender to pay fully all Obligations then due), any amounts received on account of the Obligations shall be applied by Lender in its sole discretion. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets. If any deficiency shall arise, the Loan Parties shall remain liable to Lender therefor.

11.2          Lender Discretion. Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender’s rights hereunder.

11.3          Setoff. In addition to any other rights which Lender or any affiliate may have under applicable law, upon the occurrence and during the continuance of an Event of Default hereunder, Lender, including any branch, Subsidiary or Affiliate of Lender, shall have a right to apply any Loan Party’s property held by Lender, such branch, Subsidiary or Affiliate to reduce the Obligations.

11.4          No Waiver; Cumulative Remedies; Notice Waiver. No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Agreement and each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Each Loan Party hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

11.5          Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, Lender shall be entitled to the immediate appointment of a receiver for all or part of the Collateral, whether such receivership is incidental to a proposed sale of the Collateral, pursuant to the Uniform Commercial Code or otherwise. Each Loan Party hereby consents to the appointment of such a receiver without bond, to the full extent permitted by applicable statute or law.

11.6          Term Loan Intercreditor Agreement. Lender’s rights set forth in this Article 11 are subject to the terms and conditions set forth in the Term Loan Intercreditor Agreement.

ARTICLE 12
WAIVERS AND JUDICIAL PROCEEDINGS

12.1          Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Accounts, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2          Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3          Jury Waiver. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13 AND (C) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

ARTICLE 13
EFFECTIVE DATE AND TERMINATION

13.1          Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party and Lender, shall become effective on the date hereof and shall continue in full force and effect until the Facility Termination Date, unless sooner terminated as herein provided. Without limiting Section 11.1, (a) the Revolving Commitment shall expire on the Facility Termination Date, and (b) all unpaid Obligations shall be paid in full by Borrower on the Facility Termination Date. Borrower may terminate this Agreement with at least ten (10) Business Days’ prior written notice thereof to Lender, upon (a) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Lender of a cash deposit as required by Section 2.8(b), (c) the payment in full of the Prepayment Fee, if applicable, (d) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (e) the payment in full of any amount due under Section 2.11. If this Agreement is terminated at any time prior to the Facility Termination Date, whether pursuant to this Section 13.1 or pursuant to Section 11.1, Borrower shall pay to Lender the Prepayment Fee; provided, however, no such Prepayment Fee shall be payable in the event this Agreement is terminated in connection with refinancing of the Obligations in a transaction in which Lender or one of its Affiliates that is a banking institution provides or arranges a replacement bank credit facility for Borrower.

13.2          Termination. The termination of this Agreement shall not affect any Loan Party’s or Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Loan Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished Lender with an indemnification satisfactory to Lender with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive the termination hereof until all Obligations are paid or performed in full. Without limitation, all indemnification obligations contained herein shall survive the termination hereof and payment in full of the Obligations.

ARTICLE 14
MISCELLANEOUS

14.1          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the County of New York, State of New York, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower Representative at its address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Lender’s option, by service upon Borrower Representative which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

14.2          Entire Understanding. This Agreement and the other Loan Documents contain the entire understanding between each Loan Party, Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of the Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

14.3          Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Lender (and any other attempted assignment or transfer by any Loan Party shall be null and void). Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents; provided that, unless an Event of Default exists and is continuing, Lender shall not sell, assign, transfer, negotiate or grant participations to a Disqualified Institution without the prior consent of Borrower (such consent not to be unreasonably withheld or delayed). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants permitted hereunder and, to the extent expressly contemplated hereby, Lender’s Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

14.4          Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations in such order as Lender determines in its sole discretion.

14.5          Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to any Lender or Affiliate thereof, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender or Affiliate thereof in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

14.6           Notice.  (a)         Any notice or request hereunder may be given to Borrower or any Loan Party or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 14.6. Any notice, request, demand, direction or other communication (for purposes of this Section 14.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes by means of an Electronic System). Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in Section 14.6(d) or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 14.6. Any notice provided to Borrower Representative shall be deemed to have been given to each other Loan Party. Any Notice shall be effective:

(i)             In the case of hand-delivery, when delivered;

(ii)            If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii)           Notices and other communications delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph; and

(iv)           If given by any other means (including by overnight courier), when actually received.

(A)	If to Lender at:	The Huntington National Bank 200 Public Square CM64 Cleveland, Ohio 44114 Attention: Asset Based Lending / Heather Wah Email: ABLOperations@huntington.com & heather.wah@huntington.com

(B)	If to Borrower at:	345 Inverness Dr. S Building C, Suite 310 Englewood, Colorado 80112 Attention: Legal Department Email: legal@gevo.com

(b)            Notices and other communications to Lender hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by Lender; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise stated or agreed by Lender. Each of Lender and Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

14.7          Survival. The obligations of the Loan Parties under Sections 2.9, 2.11, 3.7, 3.8, 3.9, 14.5, and 14.9 shall survive termination of the Loan Documents and payment in full of the Obligations.

14.8          Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

14.9	Expenses.

(a)            Costs and Expenses. Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Lender (including the reasonable and documented fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender) in connection with the collection of the Obligations or the enforcement or protection of its rights under this Agreement and the other Loan Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof. Expenses payable by Borrower under this Section 14.9 shall include reasonable and documented out-of-pocket costs and expenses incurred in connection with: (1) appraisals, evaluations and appraisal reviews; (2) environmental examinations and the preparation and review of reports based thereon; (3) field examinations and the preparation and review of reports based thereon, (including, in the case of (1) through (3), the fees charged by a third party retained by Lender or the internally allocated fees for Persons employed by Lender with respect thereto); (4) insurance reviews; (5) background checks regarding senior management and/or key investors, as deemed necessary appropriate in the sole discretion of Lender; (6) taxes, fees and other charges for (A) lien, title searches and title insurance and (B) filing financing statements and continuations, recording any mortgages or deeds of trust and other actions to perfect, protect and continue Lender’s Liens; (7) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that any Loan Party fails to pay or take; and (8) forwarding loan proceeds, collecting checks and other items of payment, and the cost of preserving and protecting the Collateral. The out-of-pocket expenses (including attorneys’ fees and expenses) of Lender permitted by this Agreement will be for the account of Borrower and Borrower acknowledges that it will receive summary invoice(s) reflecting only the total amount due and that such summary invoice(s) may not contain any narrative description of the services provided. Furthermore, Borrower acknowledges that delivery of summary invoice(s) shall not in any way constitute a waiver of any right or privilege of Lender associated with such invoice(s).

(b)            Indemnification by Borrower. Borrower shall indemnify Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under, to or from any property currently or formerly owned, leased or operated by any Loan Party or any environmental liability related in any way to any Loan Party or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 14.9(b) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)            Payments; Survival. All amounts due under this Section 14.9 shall be payable not later than ten (10) Business Days after demand therefor. The Loan Parties’ obligations under this Section 9.4 shall survive any assignment of rights by Lender, termination of the Commitments and repayment of the Obligations.

14.10        USA PATRIOT Act. Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the PATRIOT Act.

14.11        Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

14.12        No Liability. Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Lender deals with similar property for its own account. Neither Lender, nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Loan Party or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on Lender hereunder are solely to protect Lender’s interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that Lender actually receives as a result of the exercise of such powers, and neither Lender nor any of Lender’s officers, directors, employees or agents shall be responsible to any Loan Party for any act or failure to act hereunder, except for Lender’s gross negligence or willful misconduct.

14.13        Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by email transmission shall be deemed to be an original signature hereto.

14.14        Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

14.15        Confidentiality; Sharing Information.

(a)            Lender and each Transferee shall hold all non-public information obtained by Lender or such Transferee in accordance with Lender’s, and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Lender and such Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Lender, and such Transferee and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process.

(b)            Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by Lender or by one or more Subsidiaries or Affiliates of Lender and each Loan Party hereby authorizes Lender to share any information delivered to Lender by such Loan Party pursuant to this Agreement, or in connection with the decision of Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Lender, it being understood that any such Subsidiary or Affiliate of Lender receiving such information shall be bound by the provisions of this Section 14.15 as if it were Lender, hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

14.16        Publicity. Subject to Borrower’s prior written consent, Lender may to make appropriate announcements of the financial arrangement entered into among the Loan Parties and Lender, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender in its sole discretion shall deem appropriate.

14.17        Conflict Clause.

(a)            In the event of any conflict, inconsistency or discrepancy between the provisions of this Agreement and the provisions of the Loan Documents and any other collateral agreements, the provisions giving Lender greater rights or remedies shall govern to the maximum extent permitted by any applicable law, it being understood and agreed that the purpose of this Agreement and any Loan Documents is to add to, and not to limit, detract or derogate from, diminish or otherwise impair or reduce the rights granted to Lender pursuant to this Agreement or the Loan Documents. For greater certainty, where the provisions of this Agreement and the provisions of the Loan Documents deal with the same subject matter but are not identical, no conflict between the said documents shall exist or be deemed to exist unless the observance of or compliance with the provisions of one of the said documents will cause a default under or breach of the provisions of the other document or documents.

(b)            In the event of any conflict, inconsistency or discrepancy between the provisions of this Agreement and the provisions of the Term Loan Intercreditor Agreement, the provisions the Term Loan Intercreditor Agreement shall govern and control.

ARTICLE 15
GUARANTY

15.1          Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to Lender and the Issuer the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by Lender and the Issuer in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

15.2          Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require Lender or the Issuer to sue any Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

15.3          No Discharge or Diminishment of Guaranty.

(a)            Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:

(i)	any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise;

(ii)	any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iii)	any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of any Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations; or

(iv)	the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower, any Guarantor, any other guarantor of the Guaranteed Obligations, Lender, Issuer, or any other person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower, any Guarantor or any other guarantor or other person liable for any of the Guaranteed Obligations, of the Guaranteed Obligations or any part thereof.

(c)            Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by:

(i)	the failure of Lender or Issuer to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

(ii)	any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations;

(iii)	any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations or any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iv)	any action or failure to act by Lender or Issuer with respect to any collateral securing any part of the Guaranteed Obligations; or

(v)	any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstances, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

15.4          Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, or any other person. Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower, any Guarantor, any other guarantor or any other person liable on any part of the Guaranteed Obligations or exercise any other right or remedy available to it against any Borrower, any Guarantor, any other guarantor or any other person liable on any of the Guaranteed Obligations, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower, any other guarantor or any other person liable on any of the Guaranteed Obligations, as the case may be, or any security.

15.5          Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Borrower, any Guarantor, any person liable on the Guaranteed Obligations, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to Lender and the Issuer.

15.6          Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender and the Issuer are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by Lender.

15.7          Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither Lender, nor the Issuer shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

15.8          Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for or on account of any and all present or future taxes, levies, imposts, duties, charges, deductions or withholdings of whatever nature imposed by any governmental authority with respect to such payments, and any and all liabilities with respect to the foregoing.

15.9          Severability; Fraudulent Conveyance Matters. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

15.10        Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 15, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of Lender, the Issuer and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

15.11        Liability Cumulative. The liability of each Loan Party (other than Borrower) as a Guarantor under this Article 15 is in addition to and shall be cumulative with all liabilities of each Loan Party (other than Borrower) to Lender and the Issuer under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations of liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Signature Page Follows]

The Loan Parties and Lender have executed this Agreement as of the date first written above.

BORROWER:

NET-ZERO RICHARDTON, LLC,
a Delaware limited liability company

By:	/s/ E. Cabell Massey
Name: E. Cabell Massey
Title: Vice President, Legal and Secretary

RICHARDTON CCS, LLC,
a Delaware limited liability company

By:	/s/ E. Cabell Massey
Name: E. Cabell Massey
Title: Vice President, Legal and Secretary

GEVO NORTH DAKOTA OPERATIONS, LLC,
a Delaware limited liability company

By:	/s/ E. Cabell Massey
Name: E. Cabell Massey
Title: Vice President, Legal and Secretary

GUARANTOR:

NET-ZERO NORTH HOLDCO, LLC,
a Delaware limited liability company

By:	/s/ E. Cabell Massey
Name: E. Cabell Massey
Title: Vice President, Legal and Secretary

LENDER:

THE HUNTINGTON NATIONAL BANK,
a national banking association

By:	/s/ Heather Wah
Name: Heather Wah
Title: Vice President

Signature Page to Credit and Security Agreement